      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 1995

                                                     REGISTRATION NOS. 33-
                                                                       33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                PECO ENERGY COMPANY                             PECO ENERGY CAPITAL, L.P.
             (EXACT NAME OF REGISTRANT                  (EXACT NAME OF REGISTRANT AS SPECIFIED IN
           AS SPECIFIED IN ITS CHARTER)                  ITS CERTIFICATE OF LIMITED PARTNERSHIP)
                   Pennsylvania                                         Delaware
                    (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)
                       4931                                               6799
                       (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                    23-0970240                                         51-0355322
                                 (I.R.S. EMPLOYER IDENTIFICATION NO.)
         P.O. Box 8699, 2301 Market Street                    1013 Centre Road, Suite 350F
              Philadelphia, PA 19101                              Wilmington, DE 19805
                  (215) 841-4000                                     (302) 998-0592
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF PRINCIPAL EXECUTIVE
                                                OFFICES)
                  J. B. MITCHELL                                     J. B. MITCHELL
      Vice President -- Finance and Treasurer                           President
         P.O. Box 8699, 2301 Market Street                  P.O. Box 8699, 2301 Market Street
              Philadelphia, PA 19101                             Philadelphia, PA 19101
                  (215) 841-4000                                     (215) 841-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                           with copies to:
                                        JAMES W. DURHAM, ESQ.
                              Senior Vice President and General Counsel
                      P.O. Box 8699, 2301 Market Street, Philadelphia, PA 19101
              ROBERT C. GERLACH, ESQ.                          ROBERT M. JONES, JR., ESQ.
         Ballard Spahr Andrews & Ingersoll                       Drinker Biddle & Reath
                1735 Market Street                                1345 Chestnut Street
            Philadelphia, PA 19103-7599                          Philadelphia, PA 19107

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                             ---------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED        PROPOSED
                                                   AMOUNT     MAXIMUM OFFERING MAXIMUM AGGREGATE   AMOUNT OF
           TITLE OF EACH CLASS OF                   TO BE        PRICE PER        OFFERING     REGISTRATION
        SECURITIES TO BE REGISTERED             REGISTERED(1)    UNIT(2)(3)      PRICE(2)(3)      FEE(4)
- ------------------------------------------------------------------------------------------------------------
Trust Receipts representing PECO Energy
  Capital, L.P.    % Cumulative Monthly
  Income Preferred Securities, Series B.....          $              %                $              $
- ------------------------------------------------------------------------------------------------------------
PECO Energy Company Guarantee with respect
  to PECO Energy Capital, L.P.    %
  Cumulative Monthly Income Preferred
  Securities, Series B......................          $              %                $              $
- ------------------------------------------------------------------------------------------------------------
PECO Energy Company,    % Deferrable
  Interest Subordinated Debentures, Series
  B.........................................          $              %                $              $
- ------------------------------------------------------------------------------------------------------------
Total.......................................    $135,000,000        100%        $135,000,000      $46,552
- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------

(1) There are being registered hereunder a presently indeterminate number of
     Trust Receipts, each representing a      % Cumulative Monthly Income
     Preferred Security, Series B of PECO Energy Capital, L.P., with an aggregate initial offering price not to exceed $135,000,000 and related
     Guarantee and      % Deferrable Interest Subordinated Debentures, Series B
     of PECO Energy Company for which no separate consideration will be received.
(2) Estimated solely for the purpose of determining the registration fee.
(3) Exclusive of accrued interest and dividends, if any.
(4) Pursuant to Rule 457(n) and (o), the registration fee is calculated on the basis of the proposed maximum offering price of the Trust Receipts.
                             ---------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
                              PECO ENERGY COMPANY
                           PECO ENERGY CAPITAL, L.P.

               PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING
         LOCATION IN OFFERING CIRCULAR/PROSPECTUS OF ITEMS OF FORM S-4

                   FORM S-4 ITEM NO.                 CAPTION IN OFFERING CIRCULAR/PROSPECTUS
      -------------------------------------------  -------------------------------------------
  1.  Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus...  Outside Front Cover Page; Inside Front
                                                   Cover Page
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus............................  Inside Front Cover Page; Available
                                                   Information; Incorporation of Certain
                                                     Documents by Reference; Table of Contents
  3.  Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information............  Offering Circular/Prospectus Summary;
                                                   Certain Investment Considerations; Coverage
                                                     Ratios; Selected Consolidated Financial
                                                     Data; Comparison of Preferred Trust
                                                     Receipts and Depositary Shares; The
                                                     Offer -- General; United States Taxation
  4.  Terms of the Transaction...................  Offering Circular/Prospectus Summary
  5.  Pro Forma Financial Information............  Not Applicable
  6.  Material Contracts with the Company Being
        Acquired.................................  Not Applicable
  7.  Additional Information Required for
        Reoffering by Persons and Parties Deemed
        to be Underwriters.......................  Not Applicable
  8.  Interests of Named Experts and Counsel.....  Legal Matters; Experts
  9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Not Applicable
 10.  Information with Respect to S-3
        Registrants..............................  Incorporation of Certain Documents by
                                                     Reference
 11.  Incorporation of Certain Information by
        Reference................................  Incorporation of Certain Documents by
                                                     Reference
 12.  Information with Respect to S-2 or S-3
        Registrants..............................  Not Applicable
 13.  Incorporation of Certain Information by
        Reference................................  Not Applicable
 14.  Information with Respect to Registrants
        Other than S-3 or S-2 Registrants........  Not Applicable
 15.  Information with Respect to S-3
        Companies................................  Not Applicable
 16.  Information with Respect to S-2 or S-3
        Companies................................  Not Applicable
 17.  Information with Respect to Companies Other
        than S-3 or S-2 Companies................  Not Applicable
 18.  Information if Proxies, Consents or
        Authorizations are to be Solicited.......  Not Applicable
 19.  Information if Proxies, Consents or
        Authorizations are not to be Solicited or
        in an Exchange Offer.....................  Incorporation of Certain Documents by
                                                     Reference

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY   , 1995
OFFERING CIRCULAR/PROSPECTUS

                              PECO ENERGY COMPANY
                               OFFER TO EXCHANGE

                TRUST RECEIPTS ("TOPRS SM") EACH REPRESENTING A
                     % CUMULATIVE MONTHLY INCOME PREFERRED SECURITY, SERIES B OF PECO ENERGY CAPITAL, L.P.
           (STATED LIQUIDATION PREFERENCE $25 PER PREFERRED SECURITY)

               FOR UP TO 5,400,000 OUTSTANDING DEPOSITARY SHARES
          EACH REPRESENTING A ONE-FOURTH INTEREST IN A SHARE OF $7.96
                           CUMULATIVE PREFERRED STOCK
                                       OF
                              PECO ENERGY COMPANY

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                    NEW YORK CITY TIME, ON           , 1995,
                         UNLESS THE OFFER IS EXTENDED.

                             ---------------------

    PECO Energy Company, a Pennsylvania corporation ("PECO Energy"), hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular/Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with this Offering Circular/Prospectus, constitute the "Offer"), to effect the exchange (the "Exchange") of Trust Receipts, each
representing a       % Cumulative Monthly Income Preferred Security, Series B,
representing a limited partner interest issued by PECO Energy Capital, L.P., a limited partnership formed under the laws of the State of Delaware ("PECO Energy Capital"), for up to 5,400,000 depositary shares (the "Depositary Shares"), each representing a one-fourth interest in a share of $7.96 Cumulative Preferred Stock of PECO Energy. The Trust Receipts are hereinafter referred to as the
"Preferred Trust Receipts" and the underlying       % Cumulative Monthly Income
Preferred Securities, Series B of PECO Energy Capital are hereinafter referred to as the "Series B Preferred Securities."

    Exchanges will be made on the basis of one Preferred Trust Receipt for each Depositary Share validly tendered and accepted for exchange in the Offer. Depositary Shares not accepted for exchange because of proration or otherwise will be returned.

    IN ORDER TO PARTICIPATE IN THE OFFER, HOLDERS OF DEPOSITARY SHARES MUST EITHER SUBMIT A LETTER OF TRANSMITTAL OR SUBMIT A NOTICE OF GUARANTEED DELIVERY AND COMPLY WITH THE OTHER PROCEDURES FOR TENDERING IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL PRIOR TO 12:00
MIDNIGHT, NEW YORK CITY TIME, ON          , 1995 (THE "EXPIRATION DATE").

    Application has been made to list the Preferred Trust Receipts on the New York Stock Exchange (the "NYSE").
                             ---------------------

    SEE "CERTAIN INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS RELATING TO THE PREFERRED TRUST RECEIPTS THAT SHOULD BE CONSIDERED BY INVESTORS, INCLUDING THE PERIOD DURING WHICH AND CIRCUMSTANCES UNDER WHICH DISTRIBUTIONS ON THE UNDERLYING SERIES B PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSEQUENCES.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           OFFERING CIRCULAR/PROSPECTUS, AND ANY REPRESENTATION TO
              THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

    NO RECOMMENDATION TO HOLDERS OF DEPOSITARY SHARES TO TENDER OR TO REFRAIN FROM TENDERING IN THE OFFER IS MADE BY PECO ENERGY, THE BOARD OF DIRECTORS OF PECO ENERGY, PECO ENERGY CAPITAL OR THE GENERAL PARTNER OF PECO ENERGY CAPITAL. HOLDERS OF DEPOSITARY SHARES ARE URGED TO CONSULT THEIR FINANCIAL AND TAX ADVISERS IN MAKING THEIR DECISIONS ON WHAT ACTION TO TAKE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.
                             ---------------------

    PECO Energy will pay to Soliciting Dealers (as defined herein) designated by the record or beneficial owner, as appropriate, of Depositary Shares a
solicitation fee of $         per Depositary Share validly tendered and accepted
for exchange pursuant to the Offer and to Merrill Lynch & Co., as Dealer
Manager, a fee of $         per Depositary Share tendered pursuant to the Offer,
subject to certain conditions. Soliciting Dealers are not entitled to a solicitation fee for Depositary Shares beneficially owned by such Soliciting Dealer. See "The Offer -- Dealer Manager; Soliciting Dealers."
                             ---------------------

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

      THE DATE OF THIS OFFERING CIRCULAR/PROSPECTUS IS             , 1995.
             "TOPrS" is a service mark of Merrill Lynch & Co., Inc.

                                DIAGRAM OF OFFER
- ---------------

(1) Depositary Shares
(2) Series B Subordinated Debentures*
(3) Series B Preferred Securities
(4) Preferred Trust Receipts**

  * The principal amount of the Series B Subordinated Debentures delivered to PECO Energy Capital pursuant to the Exchange will be equal to the aggregate stated liquidation preference of the Series B Preferred Securities issued in connection with the Offer. PECO Energy Capital will also purchase Series B Subordinated Debentures with a principal amount equal to the proceeds received by PECO Energy Capital from the issuance of additional general partner interests to PECO Energy Capital Corp., the general partner.
 ** Holders of Depositary Shares who participate in the Offer will receive one
     Preferred Trust Receipt for each outstanding Depositary Share that is validly tendered and accepted for exchange.

                      DIAGRAM OF OFFER SHOWING END RESULT
                        FOR HOLDERS OF DEPOSITARY SHARES
- ---------------

* Holders of Depositary Shares who participate in the Offer will receive one Preferred Trust Receipt for each outstanding Depositary Share that is validly tendered and accepted for exchange.

                               DIAGRAM OF PAYMENT
                             FLOWS AFTER COMPLETION
                                OF THE EXCHANGE

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR/PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PECO ENERGY, PECO ENERGY CAPITAL OR THE DEALER MANAGER. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR/PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PECO ENERGY OR PECO ENERGY CAPITAL SINCE THE RESPECTIVE DATES AS OF WHICH INFORMATION IS GIVEN HEREIN. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF DEPOSITARY SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, PECO ENERGY AND PECO ENERGY CAPITAL MAY, AT THEIR DISCRETION, TAKE SUCH ACTION AS THEY MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF DEPOSITARY SHARES IN SUCH JURISDICTION. IN ANY JURISDICTION THE LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER IS BEING MADE ON BEHALF OF PECO ENERGY BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

     PECO Energy is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy and other information filed by PECO Energy may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its regional offices at Suite 1400, 500 West Madison Street, Chicago, IL 60661-2511 and Suite 1300, 7 World Trade Center, New York, NY 10048. Copies of such material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Securities of PECO Energy are listed on the New York and Philadelphia Stock Exchanges, where reports, proxy material and other information concerning PECO Energy may be inspected.

     No separate financial statements of PECO Energy Capital have been included herein. PECO Energy and PECO Energy Capital do not consider that such financial statements would be material to holders of Preferred Trust Receipts offered hereby because PECO Energy Capital is a special purpose entity, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than as set forth below. See "PECO Energy Capital."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC pursuant to Section 13 of the Exchange Act by PECO Energy (File No. 1-1401) are incorporated herein by reference:

          1. PECO Energy's Annual Report on Form 10-K for the year ended December 31, 1994;

          2. PECO Energy's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and

          3. PECO Energy's Current Reports on Form 8-K dated February 2, 1995, May 24, 1995 and June 15, 1995.

     Each document filed subsequent to the date of this Offering Circular/Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering shall be deemed to be incorporated by reference in this Offering Circular/Prospectus and shall be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular/Prospectus.

     THIS OFFERING CIRCULAR/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. PECO ENERGY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM AN OFFERING CIRCULAR/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS DESCRIBED ABOVE UNDER "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," OTHER THAN EXHIBITS TO SUCH DOCUMENTS. SUCH REQUESTS SHOULD BE DIRECTED TO PECO ENERGY COMPANY, FINANCIAL DIVISION, S21-1, P.O. BOX 8699, PHILADELPHIA, PA 19101, (215) 841-5741. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NOT LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Offering Circular/Prospectus Summary..................................................
Certain Investment Considerations.....................................................
Comparison of Preferred Trust Receipts and Depositary Shares..........................
PECO Energy...........................................................................
PECO Energy Capital...................................................................
Coverage Ratios.......................................................................
Selected Consolidated Financial Data..................................................
The Offer.............................................................................
Listing and Trading of Preferred Trust Receipts and Depositary Shares.................
Transactions and Arrangements Concerning the Offer....................................
Fees and Expenses; Transfer Taxes.....................................................
Price Range of Depositary Shares......................................................
Description of the Preferred Trust Receipts...........................................
Description of the Series B Preferred Securities......................................
Description of the Series B Guarantee.................................................
Description of the Series B Subordinated Debentures and the Indenture.................
Description of the Depositary Shares..................................................
United States Taxation................................................................
Legal Matters.........................................................................
Experts...............................................................................

                      OFFERING CIRCULAR/PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information contained elsewhere in, or incorporated by reference in, this Offering Circular/Prospectus.

                                  PECO ENERGY

     PECO Energy Company, incorporated in Pennsylvania in 1929, is an operating utility which provides electric and gas service to the public in southeastern Pennsylvania. In 1994, PECO Energy's total revenues were $4 billion, with approximately 90% derived from its electric business and 10% from its gas business. PECO Energy's mailing address is P.O. Box 8699, Philadelphia, PA 19101, and its telephone number is (215) 841-4000.

                              PECO ENERGY CAPITAL

     PECO Energy Capital, L.P. is a limited partnership formed in 1994 under the laws of the State of Delaware solely for the purpose of issuing one or more series of its limited partner interests (the "Preferred Securities") and lending the proceeds thereof to PECO Energy and entering into similar arrangements. PECO Energy Capital's mailing address is 1013 Centre Road, Suite 350F, Wilmington, DE 19805, and its telephone number is (302) 998-0592.

                                   THE OFFER

     Subject to the terms and conditions set forth herein and in the Letter of Transmittal, PECO Energy offers to effect the exchange of Preferred Trust Receipts, each representing a Series B Preferred Security, for up to 5,400,000 Depositary Shares. The exchange of Preferred Trust Receipts for Depositary
Shares will be effected by (a) the delivery by PECO Energy of its        %
Deferrable Interest Subordinated Debentures, Series B (the "Series B Subordinated Debentures") to First Chicago Trust Company of New York (the "Exchange Agent"), which will receive the Series B Subordinated Debentures on behalf of the Holders (as defined herein) of the Depositary Shares in exchange for Depositary Shares, (b) the delivery by the Exchange Agent (acting pursuant to the directions of the Holders of the Depositary Shares) of the Series B Subordinated Debentures to PECO Energy Capital in consideration for the issuance and deposit by PECO Energy Capital of the Series B Preferred Securities to PECO Energy Capital Trust I under a Trust Agreement (the "Trust Agreement") with PNC Bank, Delaware, as Trustee (the "Trustee") and (c) the issuance and delivery by the Trust of the Preferred Trust Receipts to the Exchange Agent for distribution to the former Holders of the Depositary Shares.

     On July 3, 1995, the last day of trading prior to the first public announcement of the Offer, the closing sales price of the Depositary Shares on the NYSE as reported on the Composite Tape was $25 1/8 per share. Holders of Depositary Shares are urged to obtain a current market quotation for the Depositary Shares.

PURPOSE OF THE OFFER

     - The purpose of the Offer is to reduce the after-tax financing costs of PECO Energy through the replacement of Depositary Shares with Preferred Trust Receipts.

POTENTIAL BENEFITS TO EXCHANGING HOLDERS

     - The rate of Distributions on the Preferred Trust Receipts will be basis points greater than the dividend rate on the Depositary Shares.

     - Dividends on the Depositary Shares accumulate but do not compound. Monthly Distributions on Preferred Trust Receipts will be cumulative and monthly Distributions in arrears after the monthly payment date therefor will accumulate additional Distributions thereon at the Distribution rate. The term "Distributions" as used herein shall include, as applicable, monthly distributions and distributions on monthly distributions in arrears. Monthly Distributions on the Series B Preferred Securities underlying the Preferred Trust Receipts will be made from interest payments by PECO Energy on the Series B Subordinated Debentures. PECO Energy can defer such interest payments for up to 60 consecutive months (the "Extension Period"). During such deferral, PECO Energy may not pay dividends on any of its capital stock, including the Depositary Shares. PECO Energy currently believes that it is unlikely that it (a) will discontinue declaring dividends on its capital stock, including the Depositary Shares, or (b) defer interest payments on the Series B Subordinated Debentures.

     - Monies for Distributions and liquidation and redemption payments on the Preferred Trust Receipts will only be available if PECO Energy pays principal and interest on the Series B Subordinated Debentures. Although the Series B Subordinated Debentures are subordinated to all Senior Indebtedness (as defined herein) of PECO Energy ($5.1 billion at March 31, 1995) and the Payment and Guarantee Agreement delivered by PECO Energy for the benefit of the holders of the Series B Preferred Securities (the "Series B Guarantee") is subordinated to all creditors of PECO Energy, in the event of a liquidation of PECO Energy, the Series B Subordinated Debentures and the Series B Guarantee must be satisfied in full before the holders of PECO Energy's preferred stock, including the Depositary Shares, will be entitled to any liquidation payments.

     - The Series B Preferred Securities and Preferred Trust Receipts will be redeemed upon payment at maturity of the Series B Subordinated Debentures
       on             , 2025. As a result, the Preferred Trust Receipts are
       effectively subject to mandatory redemption; in contrast the Depositary Shares could remain outstanding indefinitely.

POTENTIAL DISADVANTAGES TO EXCHANGING HOLDERS

     - Participation in the Offer will be a taxable event for Holders of Depositary Shares; Holders of Depositary Shares should consult their tax advisers.

     - If PECO Energy elects to defer payments of interest on the Series B Subordinated Debentures by extending the interest period thereon, Distributions on the Preferred Trust Receipts would also be deferred but the holders of the Preferred Trust Receipts would continue to accrue interest income (as original issue discount) in respect of the Preferred Trust Receipts which will be taxable to owners of the Preferred Trust Receipts. As a result, owners of the Preferred Trust Receipts during an Extension Period of interest on the Series B Subordinated Debentures will include their pro rata share of the interest in gross income in advance of the receipt of cash.

     - Holders of Preferred Trust Receipts will have no voting rights with respect to PECO Energy. If preferred dividends of PECO Energy are in arrears in an aggregate amount equivalent to four full quarterly dividend payments, the holders of PECO Energy's preferred stock, including Holders of Depositary Shares, have the right to elect the least number of directors necessary to constitute a majority of the full board of directors of PECO Energy.

     - While the Depositary Shares are not redeemable prior to October 1, 1997, the Series B Preferred Securities (and thus the Preferred Trust Receipts) in certain circumstances will be redeemable prior to that date upon the occurrence of a Tax Event (as defined herein) or an Investment Company Act Event (as defined herein).

     - While dividends on the Depositary Shares are eligible for the dividends received deduction for corporate holders, distributions on the Preferred Trust Receipts are not eligible for the dividends received deduction for corporate holders.

     - While application has been made for listing the Preferred Trust Receipts on the NYSE, the Preferred Trust Receipts have not yet been approved for listing. Even if the Preferred Trust Receipts are approved for listing, the Preferred Trust Receipts are a new issue of securities with no established trading market.

     - Holders of the Depositary Shares are entitled to participate in PECO Energy's Dividend Reinvestment and Stock Purchase Plan. Holders of Preferred Trust Receipts will not be entitled to participate in such plan.

POTENTIAL RISK TO NON-EXCHANGING HOLDERS

     - The liquidity and trading market for Depositary Shares which are not exchanged in the Offer could be adversely affected by the reduction in the number of publicly traded Depositary Shares resulting from the Offer.

     For more detailed information concerning the potential disadvantages to exchanging Holders of Depositary Shares and the potential risk to non-exchanging Holders of Depositary Shares, see "Certain Investment Considerations" and "United States Taxation" herein.

                               TERMS OF THE OFFER

BASIS OF EXCHANGE:           One Preferred Trust Receipt for each Depositary
                               Share validly tendered and accepted.

MAXIMUM NUMBER OF SHARES;
  PRORATION:                 The Offer is for up to 5,400,000 Depositary Shares,
                               unless reduced by PECO Energy in its sole discretion. If more than 5,400,000 Depositary Shares are validly tendered, acceptance of Depositary Shares of each tendering Holder will be pro rated.

EXPIRATION DATE:             12:00 Midnight, New York City time on             ,
                               1995 unless extended by PECO Energy in its sole discretion or as required by law.

EXCHANGE DATE:               The date of issuance of the Preferred Trust
                               Receipts will be five Business Days following the Expiration Date or up to 12 Business Days following the Expiration Date if proration of tendered Depositary Shares is required.

WITHDRAWALS:                 Any time prior to Expiration Date and, unless
                               accepted for exchange, at any time after 40
                               Business Days (defined, for purposes of the
                               Offer, as any day other than a Saturday, Sunday
                               or federal holiday) from           , 1995.

AMENDMENT; TERMINATION:      PECO Energy may amend or terminate the Offer and
                               not accept any Depositary Shares at any time prior to the Expiration Date, provided PECO Energy will not accept Depositary Shares if as of the Expiration Date for any reason there would be fewer than 400 record or beneficial holders of Preferred Trust Receipts as a result of the Exchange.

PROCEDURES FOR TENDERING:    In order to participate in the Offer, Holders of
                               Depositary Shares must submit a Letter of Transmittal or Notice of Guaranteed Delivery and comply with the other procedures for tendering in accordance with instructions contained herein and in the Letter of Transmittal prior to the Expiration Date.

     LETTERS OF TRANSMITTAL, DEPOSITARY SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, NOT TO PECO ENERGY, PECO ENERGY CAPITAL, THE TRUSTEE, THE DEALER MANAGER OR THE INFORMATION AGENT.

BENEFICIAL OWNERS:           Any beneficial owner of Depositary Shares
                               registered in the name of a broker/dealer, commercial bank, trust company or other nominee who wishes to tender must instruct such registered holder to tender on behalf of such beneficial owner.

GUARANTEED DELIVERY
PROCEDURES:                  A tender may be effected in accordance with the
                               guaranteed delivery procedures set forth in "The Offer -- Procedures for Tendering -- Guaranteed Delivery."

EXCHANGE AGENT:              First Chicago Trust Company of New York.

INFORMATION AGENT:           Georgeson & Company Inc.

DEALER MANAGER:              Merrill Lynch & Co.

     Questions and requests for assistance, requests for additional copies of this Offering Circular/Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Information Agent. The address and telephone number of the Information Agent are set forth in "The Offer -- Exchange Agent and Information Agent" and on the outside back cover of this Offering Circular/Prospectus. Questions with respect to the Offer may be directed to the Merrill Lynch & Co. Capital Markets Desk at (212) 449-4913.

                            PREFERRED TRUST RECEIPTS

NATURE OF SECURITY:          Each Preferred Trust Receipt represents a Series B
                               Preferred Security

DISTRIBUTIONS:               Cumulative Distributions at the annual rate
                               of     % per annum payable monthly in arrears.
                               Distributions in arrears after the monthly payment date therefor will accumulate additional Distributions thereon at the Distribution rate. Additionally, the Preferred Trust Receipts will accrue an additional distribution at the rate of 7.96% per annum of the liquidation amount thereof from August 1, 1995 up to but not including the Exchange Date, payable on the first Distribution payment date.

DENOMINATIONS:               $25 per Preferred Trust Receipt corresponding to
                               the stated liquidation preference of Series B Preferred Securities.

FORM:                        Certificated or Book-Entry

REDEMPTION:                  Upon any redemption of Series B Preferred
                               Securities, which are subject to the following redemptions:

                                Optional:
                                (i)     After October 1, 1997
                                (ii)    Upon a Tax Event
                                Mandatory:
                                (i)     Upon an Investment Company Event
                                (ii)    Upon payment at maturity of the Series B Subordinated
                                        Debentures on             , 2025
                                (iii)   Upon redemption of the Series B Subordinated
                                        Debentures, which are subject to optional redemption
                                        upon a Tax Event or after October 1, 1997

LISTING:                     Application has been made for listing the Preferred
                               Trust Receipts on the NYSE. In order to satisfy the NYSE listing requirements, acceptance of Depositary Shares validly tendered in the Offer is subject to the condition that as of the Expiration Date there be at least 400 record or beneficial holders of Preferred Trust Receipts to be issued in exchange for such Depositary Shares, which condition may not be waived.

SERIES B SUBORDINATED
  DEBENTURES:                The Distribution rate and the Distribution and
                               other payment dates for the Series B Preferred Securities represented by the Preferred Trust Receipts will correspond to the interest rate and the interest and other payment dates of the Series B Subordinated Debentures issued to PECO Energy Capital concurrently with the issuance of the Series B Preferred Securities. The Series B Subordinated Debentures will be issued under PECO Energy's Indenture dated as of July 1, 1994 between PECO Energy and Meridian Trust Company, as trustee (the "Indenture Trustee") as supplemented by a First Supplemental Indenture
                               dated as of           , 1995 (as so supplemented,
                               the "Indenture").

SERIES B GUARANTEE:          The Series B Guarantee guarantees payment of
                               accumulated and unpaid monthly Distributions, amounts payable upon redemption, and amounts payable upon liquidation with respect to the Series B Preferred Securities, in each case, only to the extent that PECO Energy Capital has funds on hand legally available therefor and payment does not violate applicable law. If PECO Energy fails to make interest payments on its Series B Subordinated Debentures, PECO Energy Capital will not have sufficient funds to pay Distributions on the Series B Preferred Securities. The Series B Guarantee does not cover payment of Distributions when PECO Energy Capital does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Series B Preferred Securities is to enforce the rights of PECO Energy Capital under the Series B Subordinated Debentures.

SUBORDINATION OF PECO
ENERGY OBLIGATIONS:          The obligations of PECO Energy under the Series B
                               Guarantee are subordinate and junior in right of payment to all general liabilities of PECO Energy and its obligations under the Series B Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of PECO Energy, which aggregated approximately $5.1 billion at March 31, 1995.

                CERTAIN UNITED STATES INCOME TAX CONSIDERATIONS

     The Exchange will be a taxable event. Gain or loss generally will be recognized in an amount equal to the difference between the fair market value on the Exchange Date of the Holder's pro rata share of the Series B Subordinated Debentures deemed received in the exchange and the exchanging Holder's tax basis in the Depositary Shares surrendered. For this purpose, the fair market value of the Series B Subordinated Debentures deemed issued in exchange for Depositary Shares on the Exchange Date will equal the fair market value of the Preferred Trust Receipts on that date. See "United States Taxation -- Receipt of Depositary Shares for Preferred Trust Receipts."

     No portion of the amounts received on the Preferred Trust Receipts will be eligible for the dividends received deduction.

     The Preferred Trust Receipts may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the Series B Subordinated Debentures. Each holder of Preferred Trust Receipts (a "Securityholder") who disposes of his Preferred Trust Receipts between record dates for payments of distributions thereon will nevertheless be required to include his pro rata share of accrued but unpaid interest on the Series B Subordinated Debentures allocable monthly to the Trust through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the Series B Preferred Securities deemed disposed of. Accordingly, such a Securityholder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the Securityholder's adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

                       CERTAIN INVESTMENT CONSIDERATIONS

     Holders of the Depositary Shares who plan to participate in the Offer should carefully consider, in addition to the information set forth elsewhere in this Offering Circular/Prospectus, the following:

TAX CONSEQUENCES OF THE EXCHANGE

     The Exchange will be a taxable event. Generally, gain or loss will be recognized in an amount equal to the difference between the fair market value on the Expiration Date of the Holder's pro rata share of the Series B Subordinated Debentures deemed received in the Exchange and the exchanging Holder's tax basis in the Depositary Shares exchanged. See "United States Taxation -- Receipt of Depositary Shares for Preferred Trust Receipts." All Holders of the Depositary Shares are advised to consult their tax advisers regarding the United States federal, state, local and foreign tax consequences of the exchange of the Depositary Shares and the issuance of Preferred Trust Receipts.

SUBORDINATE OBLIGATIONS OF SERIES B GUARANTEE AND SERIES B SUBORDINATED
DEBENTURES

     PECO Energy's obligations under the Series B Guarantee are subordinate and junior in right of payment to all general liabilities of PECO Energy and its obligations under the Series B Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of PECO Energy. At March 31, 1995, the Senior Indebtedness of PECO Energy aggregated $5.1 billion. There are no terms in the Series B Subordinated Debentures or the Series B Guarantee that limit PECO Energy's ability to incur additional indebtedness, including indebtedness that ranks senior to the Series B Subordinated Debentures and the Series B Guarantee. The Series B Guarantee guarantees payment of accumulated and unpaid monthly distributions, amounts payable on redemption, and amounts payable on liquidation with respect to the Series B Preferred Securities, in each case, however, only to the extent that PECO Energy Capital has funds on hand legally available therefor and payment thereof does not otherwise violate applicable law. If PECO Energy were to default on its obligation to pay interest or amounts payable on redemption or maturity of the Series B Subordinated Debentures, PECO Energy Capital would lack legally available funds for the payment of Distributions or amounts payable on redemption of the Series B Preferred Securities or upon liquidation of PECO Energy Capital, and in such event the holders of the Preferred Trust Receipts representing the Series B Preferred Securities would not be able to rely upon the Series B Guarantee for payment of such amounts. Instead, holders of the Preferred Trust Receipts representing the Series B Preferred Securities would be required to seek enforcement of PECO Energy Capital's rights against PECO Energy pursuant to the terms of the Indenture. See "Description of the Series B Guarantee -- Status of the Series B Guarantee" and "Description of the Series B Subordinated Debentures and the Indenture -- Subordination."

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX IMPACT OF EXTENSION

     PECO Energy has the right under the Indenture to extend interest payment periods on the Series B Subordinated Debentures for up to 60 consecutive months, and, as a consequence, monthly Distributions on the Series B Preferred Securities can be deferred by PECO Energy Capital during any such extended interest payment period. Distributions in arrears after the monthly payment date therefor will accumulate additional distributions thereon at the rate per annum
of   % thereof. In the event PECO Energy exercises its right to extend the interest payment periods on the Series B Subordinated Debentures, PECO Energy may not declare dividends on any shares of its capital stock during such extension period. PECO Energy currently believes that the extension of an interest payment period is unlikely. See "Description of the Series B Subordinated Debentures and the Indenture -- Option to Extend Interest Payment Period."

     Should an extended interest payment period occur, PECO Energy Capital will continue to accrue income for United States federal income tax purposes which will be allocated, but not distributed, to the holders of the Preferred Trust Receipts, as the owners for tax purposes of the Series B Preferred Securities represented by the Preferred Trust Receipts. As a result, the owner will include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income if the owner disposes of the Preferred Trust Receipts prior to the record date for payment of Distributions. See "United States
Taxation -- Potential Extension of Payment Period."

LISTING AND TRADING OF PREFERRED TRUST RECEIPTS AND DEPOSITARY SHARES

     The Preferred Trust Receipts constitute a new issue of securities with no established trading market. Application has been made for listing the Preferred Trust Receipts on the NYSE. Listing on the NYSE will be subject to meeting the requirements of the NYSE. Even if approval for listing is received, there can be no assurance that an active market for the Preferred Trust Receipts will develop or be sustained in the future on the NYSE. Although the Dealer Manager has indicated to PECO Energy and PECO Energy Capital that it intends to make a market in the Preferred Trust Receipts as permitted by applicable laws and regulations prior to the commencement of trading on the NYSE, it is not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Preferred Trust Receipts. In order to satisfy the NYSE listing requirements, acceptance of Depositary Shares validly tendered in the Offer is subject to the condition that as of the Expiration Date there be at least 400 record or beneficial holders of Preferred Trust Receipts as a result of the Exchange, which condition may not be waived by PECO Energy.

     The liquidity and trading market for Depositary Shares which are not exchanged in the Offer could be adversely affected by the reduction in the number of publicly traded Depositary Shares resulting from the Offer. The Offer is for up to 5,400,000 Depositary Shares (or 96.4% of the 5,600,000 Depositary Shares outstanding) rather than for all the outstanding Depositary Shares, to reduce the risk that the Depositary Shares would be subject to delisting following consummation of the Offer.

     Under the rules of the NYSE, preferred securities such as the Depositary Shares are subject to delisting if (i) the aggregate value of publicly held shares is less than $2 million and (ii) the number of publicly held shares is less than 100,000. Since at least 200,000 Depositary Shares will remain outstanding following consummation of the Offer, the number of outstanding Depositary Shares will exceed the delisting criteria set forth in clause (ii) above. In addition, based on the market price of the Depositary Shares on the NYSE ($25 1/8 on July 3, 1995, the closing sales price of the Depositary Shares on the NYSE on the last trading day immediately prior to PECO Energy's first
public announcement of the Offer, and $          on             , 1995), PECO
Energy believes that the aggregate value of the minimum number (200,000) of Depositary Shares which will be outstanding following consummation of the Offer should exceed the delisting criteria set forth in clause (i) above. See "Price Range of Depositary Shares." If less than 5,400,000 Depositary Shares are validly tendered, then the number of Depositary Shares remaining outstanding, and the aggregate value thereof, will be even greater.

POSSIBLE REDEMPTION OF PREFERRED TRUST RECEIPTS PRIOR TO OCTOBER 1, 1997

     The Depositary Shares are not subject to redemption prior to October 1, 1997. Except as described below, the Series B Preferred Securities will not be subject to redemption prior to October 1, 1997. If a Tax Event shall occur and be continuing, the Series B Preferred Securities will be subject to redemption, at the option of PECO Energy Capital Corp., a Delaware corporation and a wholly owned subsidiary of PECO Energy, as the sole general partner (the "General Partner") of PECO Energy Capital, in whole or in part. If an Investment Company Act Event shall occur and be continuing, the Series B Preferred Securities will be subject to mandatory redemption following the occurrence of such event. In the event the Series B Preferred Securities are redeemed, an equal amount of Preferred Trust Receipts will be redeemed. See "Description of the Series B Preferred Securities -- Special Event Redemptions" and "Description of the Series B Subordinated Debentures and the Indenture -- General."

          COMPARISON OF PREFERRED TRUST RECEIPTS AND DEPOSITARY SHARES

     The following is a brief summary of certain terms of the Preferred Trust Receipts and the Depositary Shares. For a more complete description of the Preferred Trust Receipts, see "Description of the Preferred Trust Receipts" and "Description of the Series B Preferred Securities." For a more complete description of the Series B Subordinated Debentures which will represent the sole source for the payment of distributions and other payments on the Series B Preferred Securities represented by the Preferred Trust Receipts, see "Description of the Series B Subordinated Debentures and the Indenture."

                               PREFERRED TRUST RECEIPTS             DEPOSITARY SHARES
                           --------------------------------  --------------------------------
Nature of Security.......  Represents a Series B Preferred   A one-fourth interest in $7.96
                           Security, which represents a      Cumulative Preferred Stock
                           limited partner interest in PECO  issued by PECO Energy.
                           Energy Capital.
Distribution/Dividend
  Rate...................  % per annum payable               $1.99 ($7.96 per share of $7.96
                           monthly in arrears on the         Cumulative Preferred Stock) per
                           last day of each month of each    annum payable on February 1, May
                           year, commencing                  1, August 1 and November 1 of
                           , 1995 from and including the     each year, out of funds legally
                           Exchange Date but only if, and    available therefor, when, as and
                           to the extent that,               if declared by PECO Energy's
                           Distributions are made in         Board of Directors. Dividends
                           respect of the Series B           are cumulative. Accumulated
                           Preferred Securities.             unpaid dividends do not
                           Distributions in arrears after    accumulate additional dividends
                           the monthly payment date          thereon.
                           therefor, including during any
                           Extension Period for the Series
                           B Subordinated Debentures,
                           accumulate additional
                           Distributions thereon at the
                           rate of   % per annum.
Optional Redemption......  See "Maturity/Mandatory           Redeemable at the option of PECO
                           Redemption" below.                Energy on and after October 1,
                                                             1997, in whole or in part, at a
                                                             redemption price equal to 100%
                                                             of the stated liquidation
                                                             preference of the shares to be
                                                             redeemed, plus accrued and
                                                             unpaid dividends, if any, to the
                                                             redemption date.

                               PREFERRED TRUST RECEIPTS             DEPOSITARY SHARES
                           --------------------------------  --------------------------------
Maturity/Mandatory
  Redemption.............  The Preferred Trust Receipts      None
                           will be redeemed upon: (1) the
                           redemption of the Series B
                           Preferred Securities upon the
                           payment at maturity of the
                           Series B Subordinated
                           Debentures, (2) optional
                           redemption, in whole or in part,
                           of the Series B Subordinated
                           Debentures or Series B Preferred
                           Securities on or after October
                           1, 1997 or (3) the optional
                           redemption of the Series B
                           Preferred Securities upon the
                           occurrence of a Tax Event or
                           mandatory redemption of the
                           Series B Preferred Securities
                           upon occurrence of an Investment
                           Company Act Event. Any such
                           redemption of the Preferred
                           Trust Receipts will be at a
                           redemption price equal to 100%
                           of the stated liquidation
                           preference of the Series B
                           Preferred Securities to be
                           redeemed, plus accrued and
                           unpaid Distributions, if any, to
                           the redemption date, including
                           Distributions accrued as a
                           result of PECO Energy's election
                           to defer payments of interest on
                           the Series B Subordinated
                           Debentures. The Series B
                           Subordinated Debentures have a
                           final maturity of             ,
                           2025. See "Description of the
                           Preferred Trust Receipts --
                           Redemption of Preferred Trust
                           Receipts" and "Description of
                           the Series B Preferred
                           Securities -- Mandatory
                           Redemption" and "-- Special
                           Event Redemptions."

                               PREFERRED TRUST RECEIPTS             DEPOSITARY SHARES
                           --------------------------------  --------------------------------
Subordination............  The Series B Preferred            Subordinate to claims of
                           Securities will rank subordinate  creditors of PECO Energy,
                           to claims of creditors of PECO    including the Subordinated
                           Energy Capital, but senior to     Debentures, but senior to the
                           the general partner interests in  common stock of PECO Energy and
                           PECO Energy Capital and pari      pari passu with all other
                           passu with all other Preferred    outstanding series of preferred
                           Securities of PECO Energy         stock of PECO Energy.
                           Capital. The obligations of PECO
                           Energy under the Series B
                           Guarantee are subordinate and
                           junior in right of payment to
                           all general liabilities of PECO
                           Energy and its obligations under
                           the Series B Subordinated
                           Debentures are subordinate and
                           junior in right of payment to
                           all present and future Senior
                           Indebtedness of PECO Energy,
                           which aggregated approximately
                           $5.1 billion at March 31, 1995,
                           but senior in payment to all
                           capital stock of PECO Energy,
                           including the Depositary Shares.
Listing..................  Application has been made for     The Depositary Shares are listed
                           listing the Preferred Trust       on the NYSE.
                           Receipts on the NYSE. In order
                           to satisfy the NYSE listing
                           requirements, acceptance of
                           Depositary Shares validly
                           tendered in the Offer is subject
                           to the condition that as of the
                           Expiration Date there be at
                           least 400 record or beneficial
                           holders of Preferred Trust
                           Receipts to be issued in
                           exchange for such Depositary
                           Shares, which condition may not
                           be waived.
Federal Income Tax
  Consequences of
  Distributions/
  Dividends..............  Distributions are not eligible    Dividends are eligible for the
                           for the dividends received        dividends received deduction for
                           deduction for corporate holders.  corporate holders.

                               PREFERRED TRUST RECEIPTS             DEPOSITARY SHARES
                           --------------------------------  --------------------------------
Voting
  Rights/Enforcement.....  If (i) PECO Energy Capital fails  If dividends shall be in arrears
                           to pay Distributions in full on   in an aggregate amount
                           any series of the Preferred       equivalent to four quarterly
                           Securities for 18 consecutive     dividend payments, the holders
                           monthly distribution periods,     of PECO Energy preferred stock,
                           (ii) an Event of Default (as      including the holders of
                           defined in the Indenture) occurs  Depositary Shares, have the and is continuing, or (iii) PECO  right to elect the smallest
                           Energy is in default on any of    number of directors necessary to
                           its payment obligations under     constitute a majority of the
                           the Payment and Guarantee         full board of directors of PECO
                           Agreements (the "Guarantees")     Energy.
                           relating to the Preferred
                           Securities issued by PECO Energy
                           Capital, then the holders of the
                           Preferred Securities, including
                           the Trust acting through the
                           Trustee at the direction of the
                           holders of the Preferred Trust
                           Receipts, acting as a single
                           class, will be entitled by a
                           vote of the majority of the
                           aggregate stated liquidation
                           preference of the outstanding
                           Preferred Securities to appoint
                           a special representative (the
                           "Special Representative") to
                           enforce PECO Energy Capital's
                           rights against PECO Energy under
                           the Deferrable Interest
                           Subordinated Debentures of PECO
                           Energy (the "Subordinated
                           Debentures") and the Indenture
                           and the obligations undertaken
                           by PECO Energy under the
                           Guarantees, including, after
                           failure to pay distributions for
                           60 consecutive monthly
                           distribution periods on the
                           Preferred Securities, the
                           payment of distributions on the
                           Preferred Securities.

                                  PECO ENERGY

     PECO Energy, incorporated in Pennsylvania in 1929, is an operating utility which provides electric and gas service to the public in southeastern Pennsylvania. The total area served by PECO Energy covers 2,107 square miles. Electric service is supplied in an area of 1,972 square miles with a population of about 3,638,000, including 1,600,000 in the City of Philadelphia. Approximately 94% of the electric service area and 63% of retail kilowatthour sales are in the suburbs around Philadelphia, and 6% of the service area and 37% of such sales are in the City of Philadelphia. In 1994, approximately 60% of PECO Energy's electric output was generated from nuclear sources. PECO Energy estimates for 1995 that 59% of its electric output will come from nuclear sources. Natural gas service is supplied in a 1,475-square-mile area of southeastern Pennsylvania adjacent to Philadelphia with a population of 1,900,000. PECO Energy and its subsidiaries hold franchises to the extent necessary to operate in the areas served.

                              PECO ENERGY CAPITAL

     PECO Energy Capital is a limited partnership formed in 1994 under the laws of the State of Delaware. All of its general partner interests are owned by PECO Energy Capital Corp., as the General Partner. As a limited partnership, all of the business and affairs of PECO Energy Capital are managed by the General Partner. PECO Energy Capital was created solely for the purpose of issuing the Preferred Securities and lending the proceeds thereof to PECO Energy, and entering into similar financing arrangements. Such loans are evidenced by the Subordinated Debentures issued by PECO Energy under the Indenture. The Subordinated Debentures are the only assets of PECO Energy Capital and the only revenues of PECO Energy Capital are interest on the Subordinated Debentures. The General Partner pays all of PECO Energy Capital's operating expenses and has general liability for all of PECO Energy Capital's obligations.

                                COVERAGE RATIOS

     PECO Energy's Ratio of Earnings to Fixed Charges for each of the periods indicated was as follows:

                                               3 MONTHS
                                              ENDED MARCH
        YEARS ENDED DECEMBER 31,                  31,
- ----------------------------------------     -------------
1990     1991     1992     1993     1994     1994     1995
- ----     ----     ----     ----     ----     ----     ----
1.31(1)  2.55     2.43     3.15     2.66(2)  3.58     3.36

     The Ratio of Earnings to Fixed Charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which has been added fixed charges and taxes based on income of PECO Energy. Fixed charges consist of interest on funded indebtedness, other interest, amortization of net gain on reacquired debt and net discount on debt and the interest portion of all rentals charged to income.

     PECO Energy's Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for each of the periods indicated was as follows:

                                               3 MONTHS
                                              ENDED MARCH
        YEARS ENDED DECEMBER 31,                  31,
- ----------------------------------------     -------------
1990     1991     1992     1993     1994     1994     1995
- ----     ----     ----     ----     ----     ----     ----
1.04(1)  2.14     2.06     2.67     2.32(2)  3.05     3.07

- ---------------

(1) Reflects the one-time, after-tax charge against income of $250 million associated with various disallowances made by the Pennsylvania Public Utility Commission in the Limerick Unit No. 2 rate order and the one-time, after-tax charge against income of $150 million associated with PECO Energy's 1990 early retirement plan.
(2) Reflects a one-time after-tax charge against income of $254 million associated with early retirement and separation programs.

     The Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends represents, on a pre-tax basis, the number of times earnings cover fixed charges and preferred stock dividends. Earnings consist of net income to which has been added fixed charges and taxes based on income of PECO Energy. Combined fixed charges and preferred stock dividends consist of interest on funded indebtedness, other interest, amortization of net gain on reacquired debt and net discount on debt, preferred stock dividends (increased to reflect the pre-tax earnings required to cover such dividend requirements) and the interest portion of all rentals charged to income.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Reference is made to PECO Energy's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Form 10-K"), which is incorporated by reference in this Offering Circular/Prospectus and which contains PECO Energy's audited consolidated financial statements, including the consolidated income statement for the three fiscal years in the period ended December 31, 1994, consolidated balance sheets as of December 31, 1993 and 1994, and the related notes. Selected unaudited financial information as of and for the three months ended March 31, 1994 and 1995 should be read in conjunction with the audited consolidated financial statements and related notes contained in the Form 10-K and the unaudited consolidated financial statements contained in PECO Energy's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, which report is also incorporated by reference in this Offering Circular/Prospectus. Such unaudited information reflects, in the opinion of management, all adjustments, consisting of only normal accruals, necessary for a consistent presentation with the audited financial information. Results of operations for the three months ended March 31, 1995 are not necessarily indicative of the results to be expected for the full fiscal year.

                                                THREE MONTHS
                                               ENDED MARCH 31,
                                                                                     YEARS ENDED DECEMBER 31,
                                            ---------------------   -----------------------------------------------------------
                                              1995        1994        1994          1993        1992        1991        1990
                                            ---------   ---------   ---------     ---------   ---------   ---------   ---------
                                                                           (MILLIONS OF DOLLARS)
SUMMARY OF EARNINGS
Operating Revenues........................  $ 1,058.6   $ 1,128.4   $ 4,040.6     $ 3,988.1   $ 3,962.5   $ 4,018.6   $ 3,786.7
Operating Income..........................      256.7       260.3       829.6       1,035.4     1,033.4     1,081.2       767.7
Income from Continuing Operations.........      152.0       159.4       426.7         590.6       478.9       534.7       105.8
Net Income................................      152.0       159.4       426.7         590.6       478.9       534.7       214.2
Earnings Applicable to Common Stock.......      145.9       148.6       389.4(2)      541.6       418.2       468.6       123.9(1)
Earnings Per Average Common Share From
  Continuing Operations (Dollars).........       0.66        0.67        1.76          2.45        1.90        2.15        0.07
Earnings Per Average Common Shares
  (Dollars)...............................       0.66        0.67        1.76          2.45        1.90        2.15        0.58
Dividends Per Common Share (Dollars)......      0.405        0.38       1.545          1.43       1.325       1.225        1.45
Common Stock Equity (Per Share)...........      19.67       19.53       19.41         19.25       18.24       17.69       16.71
Average Shares of Common Stock Outstanding
  (Millions)..............................      221.7       221.5       221.6         221.1       220.2       218.2       214.4
FINANCIAL CONDITION AT END OF PERIOD
Net Utility Plant, at Original Cost.......   10,815.3    10,735.1    10,828.7      10,763.0    10,691.2    10,598.4    10,591.3
Leased Property, Net......................      170.7       180.4       174.6         194.7       210.0       223.8       241.3
Total Current Assets......................      565.8       635.9       454.8         514.8       550.0       783.2       745.0
Total Deferred Debits and Other Assets....    3,626.8     3,634.0     3,634.7       3,559.8     1,127.0       918.1       938.6
                                            ---------   ---------   ---------     ---------   ---------   ---------   ---------
  Total Assets............................  $15,178.6   $15,185.4   $15,092.8     $15,032.3   $12,578.2   $12,523.5   $12,516.2
                                             ========    ========    ========      ========    ========    ========    ========
Common Shareholders' Equity...............  $ 4,362.3   $ 4,327.8   $ 4,302.5     $ 4,263.4   $ 4,022.2   $ 3,892.3   $ 3,624.5
Preferred and Preference Stock
  Without Mandatory Redemption............      277.5       422.5       277.5         422.5       422.5       422.5       422.5
  With Mandatory Redemption...............       92.7       185.4        92.7         186.5       231.1       315.6       330.9
Guaranteed Interest in Preferred
  Securities of Partnership...............      221.3          --       221.3            --          --          --          --
Long-Term Debt............................    4,602.3     4,775.8     4,785.6       4,884.3     5,203.9     5,415.6     5,830.8
                                            ---------   ---------   ---------     ---------   ---------   ---------   ---------
Total Capitalization......................    9,556.1     9,711.5     9,679.6       9,756.7     9,879.7    10,046.0    10,208.7
                                            ---------   ---------   ---------     ---------   ---------   ---------   ---------
Total Current Liabilities.................    1,075.1     1,085.9       878.6         954.6       830.6       823.4       783.8
                                            ---------   ---------   ---------     ---------   ---------   ---------   ---------
Total Deferred Credits and Other
  Liabilities.............................    4,547.4     4,388.0     4,534.6       4,321.0     1,867.9     1,654.1     1,523.7
                                            ---------   ---------   ---------     ---------   ---------   ---------   ---------
Total Capitalization and Liabilities......  $15,178.6   $15,185.4   $15,092.8     $15,032.3   $12,578.2   $12,523.5   $12,516.2
                                             ========    ========    ========      ========    ========    ========    ========

- ---------------

(1) Reflects the one-time, after-tax charge against income of $250 million associated with various disallowances made by the Pennsylvania Public Utility Commission in the Limerick Unit No. 2 rate order and the one-time, after-tax charge against income of $150 million associated with PECO Energy's 1990 early retirement plan.
(2) Reflects a one-time after-tax charge against income of $254 million associated with early retirement and separation programs.

                                   THE OFFER

PURPOSE OF THE OFFER

     The purpose of the Offer is to reduce the after-tax financing costs of PECO Energy through the replacement of Depositary Shares with Preferred Trust Receipts. Although the Distribution rate on the Preferred Trust Receipts will be higher than the dividend rate on the Depositary Shares, PECO Energy will deduct interest payable on the Series B Subordinated Debentures for federal income tax purposes; dividends payable on the Depositary Shares are not deductible by PECO Energy for federal income tax purposes.

     Except as described herein, PECO Energy has no present plans or intentions to make acquisitions of or offers for the Depositary Shares. PECO Energy will continue to monitor the market for the Depositary Shares outstanding after the expiration of the Offer and reserves the right, in its sole discretion, subject to applicable law, to acquire and to make offers for Depositary Shares subsequent to the Expiration Date for cash or in exchange for other securities, by optional redemption of the Depositary Shares, after October 1, 1997, or otherwise. The terms of any such acquisitions or offers may differ from the terms of the Offer. Such acquisitions or offers, if any, may depend upon, among other things, the market price of the Depositary Shares, and general economic and market conditions.

GENERAL

     PARTICIPATION IN THE OFFER IS VOLUNTARY AND HOLDERS OF DEPOSITARY SHARES SHOULD CAREFULLY CONSIDER WHETHER TO ACCEPT. NO RECOMMENDATION TO HOLDERS TO TENDER OR TO REFRAIN FROM TENDERING IN THE OFFER IS MADE BY PECO ENERGY, THE BOARD OF DIRECTORS OF PECO ENERGY, PECO ENERGY CAPITAL OR THE GENERAL PARTNER. HOLDERS OF DEPOSITARY SHARES ARE URGED TO CONSULT THEIR FINANCIAL AND TAX ADVISERS IN MAKING THEIR DECISIONS ON WHAT ACTION TO TAKE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

     Holders of Depositary Shares will not have any appraisal or dissenters' rights under the Pennsylvania Business Corporation Law in connection with the Offer. PECO Energy intends to conduct the Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder. PECO Energy has received all regulatory approvals necessary to consummate the Exchange.

     Unless the context requires otherwise, the term "Holder" with respect to the Offer means (i) any person in whose name any Depositary Shares are registered on the books of the Depositary or (ii) any other person who has obtained a properly completed stock power from the registered Holder, or (iii) any person whose Depositary Shares are held of record by The Depository Trust Company ("DTC"), Philadelphia Depository Trust Company or Midwest Securities Trust Company (collectively, the "Depositories" and each, a "Depository") who desires to deliver such Depositary Shares by book-entry transfer at such Depository.

     The $7.96 Cumulative Preferred Stock represented by the Depositary Shares exchanged pursuant to the Offer will be retired. PECO Energy will take all actions necessary to restore such retired Preferred Stock to the status of authorized but unissued Preferred Stock which may thereafter be reissued.

TERMS OF THE OFFER

     Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, PECO Energy will offer to effect an exchange of Preferred Trust Receipts for up to 5,400,000 outstanding Depositary Shares. The exchange of Preferred Trust Receipts for Depositary Shares will be effected by (a) the delivery by PECO Energy of its Series B Subordinated Debentures to the Exchange Agent, which will receive the Series B Subordinated Debentures on behalf of the Holders of the Depositary Shares, in exchange for Depositary Shares, (b) the delivery by the Exchange Agent (acting pursuant to the directions of the Holders of Depositary Shares) of the Series B Subordinated Debentures to PECO Energy Capital in consideration for the issuance and deposit by PECO Energy Capital of the Series B Preferred Securities to and with the Trust under the Trust Agreement and (c) the issuance and delivery by the Trust of the Preferred Trust Receipts to the Exchange Agent for distribution to the former Holders of the Depositary Shares.

     Holders of Depositary Shares will not have the right to retain the Series B Subordinated Debentures delivered to the Exchange Agent in exchange for Depositary Shares validly tendered and accepted. The Offer will be effected on the basis of one Preferred Trust Receipt for each Depositary Share validly tendered and accepted for exchange. See "-- Procedures for Tendering." Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, PECO Energy will accept up to 5,400,000 Depositary Shares validly tendered and not withdrawn prior to the Expiration Date and, unless the Offer has been withdrawn or terminated, PECO Energy will cause to be delivered Preferred Trust Receipts to tendering Holders of Depositary Shares as promptly as practicable following the Exchange Date. PECO Energy expressly reserves the right, in its sole discretion, to delay acceptance for exchange of Depositary Shares tendered under the Offer and the delivery of the Preferred Trust Receipts with respect to the Depositary Shares accepted for exchange (subject to Rules 13e-4 and 14e-1 under the Exchange Act, which require that PECO Energy consummate the Offer or return the Depositary Shares deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of the Offer), or to withdraw or terminate the Offer at any time prior to the Expiration Date for any reason.

     In all cases, except to the extent waived by PECO Energy, delivery of Preferred Trust Receipts issued with respect to the Depositary Shares accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of Depositary Shares (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal or Agent's Message (as defined herein), as applicable, and any other documents required thereby.

     As of the date of this Offering Circular/Prospectus, there are 5,600,000 Depositary Shares outstanding. This Offering Circular/Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders as of
       , 1995.

     PECO Energy will accept validly tendered Depositary Shares (or defectively tendered Depositary Shares with respect to which PECO Energy has waived such defect) by giving oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving Depositary Shares from, and remitting Preferred Trust Receipts to, tendering Holders who are participating in the Offer and whose shares are accepted. Upon the terms and subject to the conditions of the Offer, delivery of Preferred Trust Receipts to tendering Holders will be made as promptly as practicable following the Expiration Date.

     Unless proration is necessary, the Preferred Trust Receipts will be issued and distributed by the Exchange Agent on the fifth Business Day after the Expiration Date, or up to 12 Business Days following the Expiration Date if proration of tendered Depositary Shares is required. If proration of tendered Depositary Shares is required, because of the difficulty in determining the number of Depositary Shares validly tendered (including shares tendered by the guaranteed delivery procedures described in "-- Procedures for Tendering"), PECO Energy does not expect that it would be able to announce the final proration factor or to commence the Exchange for any Depositary Shares pursuant to the Offer until approximately seven Business Days after the Expiration Date. Preliminary results of the proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Depositary Shares may obtain such preliminary information from the Dealer Manager, the Information Agent or the Exchange Agent and may also be able to obtain such information from their brokers.

     If any tendered Depositary Shares are not accepted for exchange because of an invalid tender, proration or withdrawal or termination by PECO Energy of the Offer, unless otherwise requested by the Holder under "Special Delivery Instructions" in the Letter of Transmittal, such Depositary Shares will be returned, without expense, to the tendering Holder thereof (or in the case of Depositary Shares tendered by book-entry transfer into the Exchange Agent's account at the Depository where such Depositary Shares are held, such Depositary Shares will be credited to an account maintained at the Depository designated by the participant therein who so delivered such Depositary Shares), as promptly as practicable after the Expiration Date or the withdrawal or termination of the Offer.

     Holders who tender Depositary Shares in the Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Depositary Shares pursuant to the Offer. See "Fees and Expenses; Transfer Taxes."

     Holders who tender Depositary Shares held in global form shall receive Preferred Trust Receipts in global form and holders tendering Depositary Shares held directly in certificated form shall receive Preferred Trust Receipts in certificated form in each case unless otherwise provided in the Letter of Transmittal. See "-- Procedures for Tendering."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     The Offer will expire on the Expiration Date. PECO Energy reserves the right to extend the Offer in its sole discretion at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated or as otherwise required by applicable law or regulation. During any extension of the Offer, all Depositary Shares previously tendered pursuant to the Offer and not withdrawn will remain subject to the Offer.

     PECO Energy expressly reserves the right to (i) extend, amend or modify the terms of the Offer in any manner and (ii) withdraw or terminate the Offer and not accept for exchange any Depositary Shares at any time prior to the Expiration Date for any reason. PECO also reserves the right to waive any condition of the Offer, including the condition that at least 2,800,000 Depositary Shares are tendered in the Offer; provided that in order to satisfy the NYSE listing requirements, acceptance of Depositary Shares validly tendered in the Offer is subject to the condition that as of the Exchange Date there be at least 400 record or beneficial holders of Preferred Trust Receipts to be issued in exchange for such Depositary Shares, which condition may not be waived. If PECO Energy makes a material change in the terms of the Offer or if it waives a material condition of the Offer, PECO Energy will extend the Offer. The minimum period for which the Offer will be extended following a material change or waiver, other than a change in the amount of Depositary Shares sought for exchange, the consideration offered therefor or the fee paid to the Soliciting Dealers, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. With respect to a change in the amount of Depositary Shares sought, the consideration offered therefor or the fee paid to the Soliciting Dealers, if required, the Offer will remain open for a minimum of ten Business Days following public announcement of such change. Any withdrawal or termination of the Offer will be followed as promptly as practicable by public announcement thereof. If PECO Energy withdraws or terminates the Offer, it will give immediate notice to the Exchange Agent, and all Depositary Shares theretofore tendered pursuant to the Offer will be returned promptly to the tendering Holders thereof. See "-- Withdrawal of Tenders."

ACCUMULATED DIVIDENDS AND DISTRIBUTIONS

     The Preferred Trust Receipts will bear Distributions at an annual rate of % from and including the Exchange Date. Dividends accumulated on the
Depositary Shares which have been accepted for exchange in the Offer after July 31, 1995 will not be paid. In lieu thereof, holders of Preferred Trust Receipts will be entitled to an additional distribution at the rate of 7.96% per annum (equal to the dividend rate on the Depositary Shares) from and including August 1, 1995 up to but not including the Exchange Date, payable at the time of the first Distribution payment on the Preferred Trust Receipts. See "Description of Preferred Trust Receipts -- Distributions."

PROCEDURES FOR TENDERING

     The tender of Depositary Shares by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and PECO Energy in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal and PECO Energy's right to terminate or withdraw the Offer at any time for any reason.

     EACH HOLDER OF THE DEPOSITARY SHARES WISHING TO PARTICIPATE IN THE OFFER MUST (I) PROPERLY COMPLETE AND SIGN THE LETTER OF TRANSMITTAL IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL (EXCEPT WHEN AN AGENT'S MESSAGE IS APPROPRIATE AND UTILIZED), TOGETHER WITH ANY REQUIRED

SIGNATURE GUARANTEES, AND DELIVER THE SAME TO THE EXCHANGE AGENT, AT ONE OF ITS ADDRESSES SET FORTH IN "-- EXCHANGE AGENT AND INFORMATION AGENT" PRIOR TO THE EXPIRATION DATE AND EITHER (A) CERTIFICATES FOR THE DEPOSITARY SHARES MUST BE RECEIVED BY THE EXCHANGE AGENT AT SUCH ADDRESS OR (B) SUCH DEPOSITARY SHARES MUST BE TRANSFERRED PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED BELOW AND A CONFIRMATION OF SUCH BOOK-ENTRY TRANSFER MUST BE RECEIVED BY THE EXCHANGE AGENT, IN EACH CASE PRIOR TO THE EXPIRATION DATE OR (II) COMPLY WITH THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW. LETTERS OF TRANSMITTAL, DEPOSITARY SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, NOT TO PECO ENERGY, PECO ENERGY CAPITAL, THE TRUSTEE, THE DEALER MANAGER OR THE INFORMATION AGENT.

     Special Procedure for Beneficial Owners. Any beneficial owner whose Depositary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Depositary Shares, either make appropriate arrangements to register ownership of the Depositary Shares in such owner's name or obtain a properly completed stock power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     THE METHOD OF DELIVERY OF DEPOSITARY SHARES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT (A) REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, (B) INSURANCE BE OBTAINED, AND (C) THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     Signature Guarantees. If tendered Depositary Shares are registered in the name of the signer of the Letter of Transmittal and the Preferred Trust Receipts to be issued in exchange therefor are to be issued (and any untendered Depositary Shares are to be reissued) in the name of the registered holder (which includes any participant in a Depository whose name appears on a security listing as the owner of Depositary Shares), the signature of such signer need not be guaranteed. If the tendered Depositary Shares are registered in the name of someone other than the signer of the Letter of Transmittal, or if Preferred Trust Receipts issued in exchange therefor are to be issued in the name of any other person other than the signer of the Letter of Transmittal, such tendered Depositary Shares must be endorsed or accompanied by written instruments of transfer in form satisfactory to First Chicago Trust Company of New York, transfer agent for the Depositary Shares, and duly executed by the registered Holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Depositary Shares not exchanged are to be delivered to an address other than that of the registered Holder appearing on the register for the Depositary Shares, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     Book-Entry Transfer. PECO Energy understands that the Exchange Agent has an account or will make a request promptly after the date of this Offering Circular/Prospectus to establish accounts with respect to the Depositary Shares at DTC and such other Depositories which hold Depositary Shares for the purpose of facilitating the Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's or such other Depository's system may make book-entry delivery of Depositary Shares by causing DTC or such other Depository to transfer such Depositary Shares into the Exchange Agent's account with respect to the Depositary Shares in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures, in the case of DTC, or the procedures of such other Depository, in the case of such other Depository, for such book-entry transfers. However, the exchange for the Depositary Shares so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Depositary Shares into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence), in the case of a book-entry transfer effected by DTC, or the Letter of

Transmittal and any other documents required by the Letter of Transmittal, in the case of DTC or any other Depository.

     The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Depositary Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that PECO Energy may enforce such agreement against such participant.

     Guaranteed Delivery. If a Holder desires to participate in the Offer and time will not permit a Letter of Transmittal or Depositary Shares to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office prior to the Expiration Date a Notice of Guaranteed Delivery from an Eligible Institution setting forth the name and address of the tendering Holder, the name(s) in which the Depositary Shares are registered and, if the Depositary Shares are held in certificated form, the certificate numbers of the Depositary Shares to be tendered, and stating that the tender is being made thereby and guaranteeing that within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery by the Eligible Institution, the Depositary Shares in proper form for transfer together with a properly and duly executed Letter of Transmittal (and any other required documents), or a confirmation of book-entry transfer of such Depositary Shares into the Exchange Agent's account at a Depository with a Letter of Transmittal (and any other required documents) or, in the case of DTC, an Agent's Message, will be delivered by such Eligible Institution. Unless the Depositary Shares being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents) or a confirmation of book-entry transfer of such Depositary Shares into the Exchange Agent's account at a Depository, in accordance with such Depository's procedures (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents) or, in the case of DTC, in accordance with DTC's ATOP procedures (along with a Letter of Transmittal or an Agent's Message), is received, PECO Energy may, at its option, reject the tender. In addition to the copy being transmitted herewith, copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent and the Information Agent.

     Miscellaneous. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Depositary Shares will be determined by PECO Energy, whose determination will be final and binding. PECO Energy reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of PECO Energy's counsel, be unlawful. PECO Energy also reserves the absolute right to waive any defect or irregularity in the tender of any Depositary Shares, and PECO Energy's interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final and binding. None of PECO Energy, the Exchange Agent, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Tenders of Depositary Shares involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Depositary Shares received by the Exchange Agent that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holder (or in the case of Depositary Shares tendered by book-entry transfer into the Exchange Agent's account at DTC or such other Depository, such Depositary Shares will be credited to an account maintained at DTC or such other Depository designated by the participant therein who so delivered such Depositary Shares), unless otherwise requested by the Holder in the Letter of Transmittal, as promptly as practicable after the Expiration Date or the withdrawal or termination of the Offer.

LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Offer.

     The party tendering Depositary Shares for exchange (the "Transferor") sells, assigns and transfers the Depositary Shares to PECO Energy, and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Depositary Shares to be assigned, transferred and exchanged. The Letter of Transmittal directs the Exchange Agent to deliver the Series B Subordinated Debentures received upon exchange of the Depositary Shares to PECO Energy Capital. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Depositary Shares and to acquire Preferred Trust Receipts issuable upon the exchange of such tendered Depositary Shares and that, when such Transferor's Depositary Shares are accepted for exchange, PECO Energy will acquire good and unencumbered title to such shares of tendered Depositary Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by PECO Energy to be necessary or desirable to complete the exchange, assignment and transfer of tendered Depositary Shares or transfer ownership of such Depositary Shares. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

WITHDRAWAL OF TENDERS

     Tenders of Depositary Shares pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by PECO
Energy, may be withdrawn at any time after 40 Business Days from               ,
1995.

     To be effective, a written notice of withdrawal delivered by mail, hand delivery or facsimile transmission must be timely received by the Exchange Agent at the address set forth below under "-- Exchange Agent and Information Agent." The method of notification is at the risk and election of the Holder. Any such notice of withdrawal must specify (i) the Holder named in the Letter of Transmittal as having tendered Depositary Shares to be withdrawn, (ii) if the Depositary Shares are held in certificated form, the certificate numbers of the Depositary Shares to be withdrawn, (iii) that such Holder is withdrawing his election to have such Depositary Shares exchanged and (iv) the name of the registered Holder of such Depositary Shares. Any notice of withdrawal must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to PECO Energy that the person withdrawing the tender has succeeded to the beneficial ownership of the Depositary Shares being withdrawn. The Exchange Agent will return the properly withdrawn Depositary Shares promptly following receipt of notice of withdrawal. If Depositary Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC or other Depository to be credited with the withdrawn Depositary Shares and otherwise comply with DTC's or such other Depository's procedures. All questions as to the validity of notice of withdrawal, including time of receipt, will be determined by PECO Energy, and such determination will be final and binding on all parties. Withdrawals of tenders of Depositary Shares may not be rescinded and any Depositary Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn Depositary Shares, however, may be retendered by following the procedures therefor described elsewhere herein at any time prior to the Expiration Date. See "-- Procedures for Tendering."

ACCEPTANCE OF DEPOSITARY SHARES AND PRORATION

     Upon the terms and subject to the conditions of the Offer, if 5,400,000 Depositary Shares (or, if decreased as described herein, such lesser number as PECO Energy may elect to exchange pursuant to the Offer) have been validly tendered and not withdrawn prior to the Expiration Date, PECO Energy will accept for exchange all such Depositary Shares. Upon the terms and subject to the conditions of the Offer, if more than 5,400,000 Depositary Shares (or, if decreased as described herein, such lesser number) have been validly tendered and not withdrawn prior to the Expiration Date, PECO Energy will accept for exchange Depositary Shares from each Holder on a pro rata basis, subject to adjustment to avoid the acceptance for exchange of fractional shares.

     If PECO Energy decreases the amount of Depositary Shares sought, changes the consideration offered therefor or changes the fee offered to the Soliciting Dealers, and the Offer is scheduled to expire less than ten Business Days from and including the date that notice of such decrease is first published, sent or given in the manner specified above in "-- Expiration Date; Extensions; Amendments; Termination," then the Offer will be extended for ten Business Days from and including the date of such notice.

     All Depositary Shares not accepted pursuant to the Offer, including Depositary Shares not purchased because of proration, will be returned to the tendering Holders at PECO Energy's expense as promptly as practicable following the Expiration Date.

EXCHANGE AGENT AND INFORMATION AGENT

     First Chicago Trust Company of New York has been appointed as the Exchange Agent for the Offer.

                              THE EXCHANGE AGENT:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                   By Hand or Overnight Courier in New York:
                    First Chicago Trust Company of New York
                                 14 Wall Street
                             Tenders and Exchanges
                          8th Floor -- Suite 4680-PECO
                            New York, New York 10005

                                    By Mail:
                   (Registered or certified mail recommended)
                    First Chicago Trust Company of New York
                             Tenders and Exchanges
                                Suite 4660-PECO
                                 P.O. Box 2559
                       Jersey City, New Jersey 07303-2559

                           By Facsimile Transmission
                       (For Eligible Institutions Only):
                             (201) 222-4720 or 4721

         Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                                 (201) 222-4707

     Georgeson & Company Inc. (the "Information Agent") has been retained by PECO Energy as the Information Agent to assist in connection with the Offer. Questions and requests for assistance regarding the Offer, requests for additional copies of this Offering Circular/Prospectus, the Letter of Transmittal and requests for Notice of Guaranteed Delivery may be directed to the Information Agent at Wall Street Plaza, New York, New York 10005. Banks and brokers call collect: (212) 440-9800; all others telephone (800) 223-2064.

     PECO Energy will pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse them for all their reasonable out-of-pocket expenses in connection therewith.

DEALER MANAGER; SOLICITING DEALERS

     Merrill Lynch & Co., as Dealer Manager, has agreed to solicit exchanges of Depositary Shares for Preferred Trust Receipts. PECO Energy will pay the Dealer
Manager a fee of $          per Depositary Share tendered and not withdrawn (up
to 5,400,000 Depositary Shares) pursuant to the Offer. The maximum fee payable
to the Dealer Manager is approximately $          plus such amount, if any, that
Merrill Lynch & Co. may be entitled to pursuant to the next paragraph. PECO Energy will also reimburse the Dealer Manager for certain reasonable out-of-pocket expenses in connection with the Offer and will indemnify the Dealer Manager against certain liabilities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). Merrill Lynch & Co. engages in transactions with, and from time to time has performed services for, PECO Energy, including acting as an underwriter for the issuance of the Depositary Shares.

     PECO Energy will pay to a Soliciting Dealer a solicitation fee of
$          per Depositary Share validly tendered and accepted for exchange pursuant to the Offer. As used in this Offering Circular/Prospectus, "Soliciting Dealer" includes (i) any broker or dealer in securities, including the Dealer Manager in its capacity as a broker or dealer, who is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD who agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company, any one of whom has solicited and obtained a tender pursuant to the Offer. No such fee shall be payable to a Soliciting Dealer in respect of Depositary Shares registered in the name of such Soliciting Dealer unless such Depositary Shares are held by such Soliciting Dealer as nominee and such shares are being tendered for the benefit of one or more beneficial owners identified on the Letter of Transmittal or on the Notice of Solicited Tenders (included in the materials provided to brokers and dealers). No such fee shall be payable to a Soliciting Dealer with respect to the tender of Depositary Shares by a holder unless the Letter of Transmittal accompanying such tender designates such Soliciting Dealer as such in the box captioned "Solicited Tenders" or the Notice of Solicited Tenders accompanying such tender designates such Soliciting Dealer. No such fee shall be payable to the Soliciting Dealer with respect to the tender of Depositary Shares by the holder of record, for the benefit of the beneficial owner, unless the beneficial owner has designated such Soliciting Dealer. No such fee shall be payable to the Soliciting Dealer unless the Soliciting Dealer returns a Notice of Solicited Tenders to the Exchange Agent within five business days after the Expiration Date. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of PECO Energy, PECO Energy Capital, the Exchange Agent, the Information Agent or the Dealer Manager for purposes of the Offer. Soliciting Dealers are not entitled to a solicitation fee for Depositary Shares beneficially owned by such Soliciting Dealer. The maximum fee payable to
Soliciting Dealers is $          , exclusive of the amount that Merrill Lynch &
Co. is entitled to pursuant to the preceding paragraph.

     Additional solicitation may be made by telephone or in person by officers and regular employees of PECO Energy and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

     LISTING AND TRADING OF PREFERRED TRUST RECEIPTS AND DEPOSITARY SHARES

     The Preferred Trust Receipts constitute a new issue of securities with no established trading market. Application has been made for listing the Preferred Trust Receipts on the NYSE. Even if the Preferred Trust Receipts are approved for listing, there can be no assurance that an active market for the Preferred Trust Receipts will develop or be sustained in the future on such exchange. Although the Dealer Manager has indicated to PECO Energy that it intends to make a market in the Preferred Trust Receipts as permitted by applicable laws and regulations prior to the commencement of trading on the NYSE, it is not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Preferred Trust Receipts. In order to satisfy the NYSE listing requirements, acceptance of Depositary Shares validly tendered in the Offer are subject to the condition that as of the Exchange Date there be at least 400 record or beneficial holders of Preferred Trust Receipts to be issued in exchange for such Depositary Shares, which condition may not be waived.

     To the extent that Depositary Shares are tendered and accepted in the Offer, the terms on which untendered Depositary Shares could subsequently be sold could be adversely affected. In addition, if the Offer is substantially subscribed or oversubscribed, there would be a significant risk that round lot holdings of Depositary Shares outstanding following the Offer would be limited. See "Certain Investment Considerations -- Listing and Trading of Preferred Trust Receipts and Depositary Shares."

               TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OFFER

     Except as described or referred to herein, there are no material contracts, arrangements, understandings or relationships in connection with the Offer between PECO Energy or any of its directors or executive officers, PECO Energy Capital or the General Partner and any person with respect to the Series B Subordinated Debentures, the Depositary Shares, the Series B Preferred Securities and the Preferred Trust Receipts.

                       FEES AND EXPENSES; TRANSFER TAXES

     The expenses of soliciting tenders of the Depositary Shares will be borne by PECO Energy. For compensation to be paid to the Dealer Manager and Soliciting Dealers, see "The Offer -- Dealer Manager; Soliciting Dealers." The total cash expenditures to be incurred by PECO Energy in connection with the Offer, other than fees payable to the Dealer Manager and Soliciting Dealers, but including the expenses of the Dealer Manager, accounting and legal fees, and the fees and expenses of the Exchange Agent, the Information Agent, the Trustee, and Meridian Trust Company, as trustee under the Indenture (the "Indenture Trustee") are
estimated to be approximately $          .

     PECO Energy will pay all transfer taxes, if any, applicable to the exchange of Depositary Shares pursuant to the Offer. If, however, Depositary Shares not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Depositary Shares tendered or if a transfer tax is imposed for any reason other than the exchange of Depositary Shares pursuant to the Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

                        PRICE RANGE OF DEPOSITARY SHARES

     The Depositary Shares are listed and principally traded on the NYSE. The following table sets forth, for each period shown, the high and low sales prices of the Depositary Shares as reported on the NYSE Composite Tape.

                                                                               HIGH  LOW
                                                                               ---   ---
    Fiscal Year Ended December 31, 1993
      1st Quarter............................................................  27 1/8 25
      2nd Quarter............................................................  26 1/2 25 1/2
      3rd Quarter............................................................  27 1/8 26
      4th Quarter............................................................  27    25 3/8
    Fiscal Year Ended December 31, 1994
      1st Quarter............................................................  26 3/8 24 1/2
      2nd Quarter............................................................  25 1/4 23 7/8
      3rd Quarter............................................................  25 1/8 23 3/8
      4th Quarter............................................................  24 1/4 21 5/8

                                                                               HIGH  LOW
                                                                               ---   ---
    Fiscal Year Ended December 31, 1995
      1st Quarter............................................................  25    22 3/8
      2nd Quarter............................................................
      3rd Quarter (through           ).......................................

     On July 3, 1995 the last day of trading prior to the first public announcement of the Offer, the closing sales price of the Depositary Shares on the NYSE as reported on the Composite Tape was $25 1/8 per share. Holders of Depositary Shares are urged to obtain a current market quotation for the Depositary Shares.

                  DESCRIPTION OF THE PREFERRED TRUST RECEIPTS

     The Preferred Trust Receipts will be issued by the Trust pursuant to the Trust Agreement. Each Preferred Trust Receipt represents a Series B Preferred Security. The Preferred Trust Receipts will be issued in denominations of $25 and integral multiples thereof and will be issued directly to the holders thereof or in book-entry form through DTC or such other Depository at which the Exchange Agent may have established an account.

     The Trust is a grantor trust created under the Delaware Business Trust Act. The Trustee will hold the Series B Preferred Securities deposited in the Trust for the benefit of the holders of the Preferred Trust Receipts. The holders of the Preferred Trust Receipts will have no right to withdraw Preferred Securities from the Trust.

DISTRIBUTIONS

     Whenever the Trust shall receive any cash distribution representing a monthly distribution on the Series B Preferred Securities (whether or not distributed by PECO Energy Capital on the regular monthly distribution date therefor) or payment under the Series B Guarantee in respect thereof, the Trustee shall distribute such amounts to the holders of the Preferred Trust Receipts in proportion to the respective number of Series B Preferred Securities represented by such Preferred Trust Receipts. The paying agent for the Preferred Trust Receipts will be First Chicago Trust Company of New York.

REDEMPTION OF PREFERRED TRUST RECEIPTS

     Whenever PECO Energy Capital shall elect or is required to redeem Series B Preferred Securities in accordance with the Amended and Restated Limited Partnership Agreement of PECO Energy Capital, dated as of July 25, 1994, as amended (the "Partnership Agreement"), PECO Energy Capital shall give the Trustee at least 35 days' prior notice thereof. The Trustee will mail the notice of redemption not less than 30 nor more than 60 days prior to the date fixed for redemption of the Series B Preferred Securities and the Preferred Trust Receipts to the holders of the Preferred Trust Receipts. On the date of redemption of the Series B Preferred Securities, provided that PECO Energy Capital (or PECO Energy pursuant to the Series B Guarantee) shall have deposited with the Trustee the aggregate amount payable upon redemption of all Series B Preferred Securities to be redeemed, the Trustee shall redeem Preferred Trust Receipts representing the same number of Series B Preferred Securities redeemed by PECO Energy Capital at the same redemption price at which such Series B Preferred Securities are redeemed. In the event that fewer than all the outstanding Preferred Trust Receipts are redeemed, the Preferred Trust Receipts to be redeemed shall be selected by lot or pro rata or other equitable method determined by the Trustee. Under the Trust Agreement, PECO Energy Capital agreed that if a partial redemption of the Series B Preferred Securities would result in a delisting of the Preferred Trust Receipts from any national exchange on which the Preferred Trust Receipts are then listed, PECO Energy Capital will only redeem the Series B Preferred Securities in whole.

PAYMENTS ON LIQUIDATION OF PECO ENERGY CAPITAL

     Upon receipt by the Trust of any distribution from PECO Energy Capital upon liquidation of PECO Energy Capital (or payment by PECO Energy under the Series B Guarantee in respect thereof), after satisfaction of creditors of the Trust as required by applicable law, the Trustee shall distribute to the holders of the Preferred Trust Receipts such amounts in proportion to the respective number of Series B Preferred Securities represented by such Preferred Trust Receipts.

PAYMENTS ON PREFERRED TRUST RECEIPTS

     Monthly distributions on the Preferred Trust Receipts in certificated form will be payable by check to the holders of record on the record date therefor which will be the fifteenth day (whether or not a business day) of the month. Payments of the redemption price of the Preferred Trust Receipts in certificated form and distributions in liquidation will be made at the office of First Chicago Trust Company of New York, as paying agent, upon surrender of such Preferred Trust Receipts. Payments on Preferred Trust Receipts in global form will be made through the appropriate Depository.

TRANSFERS AND EXCHANGES

     First Chicago Trust Company of New York will act as transfer agent and registrar for the Preferred Trust Receipts. Subject to the terms and conditions of the Trust Agreement, the transfer agent shall register the transfers on its books from time to time of Preferred Trust Receipts upon any surrender thereof by the holder in person or by a duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer or endorsement, together with evidence of the payment of any transfer taxes as may be required by law.

     Upon surrender of Preferred Trust Receipts at the office of the transfer agent, subject to the terms and conditions of the Trust Agreement, the transfer agent shall execute and deliver new Preferred Trust Receipts representing the same number of Series B Preferred Securities as the Preferred Trust Receipts surrendered.

     As a condition precedent to the registration of the transfer or exchange of any Preferred Trust Receipt, the transfer agent, may require (i) payment to it of a sum sufficient for the payment of any tax or other governmental charge with respect thereto; (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature; and (iii) compliance with such requirements as the Trustee may establish not inconsistent with the provisions of the Trust Agreement.

     No service charge shall be made to a holder of Preferred Trust Receipts for any registration of transfer or exchange of Preferred Trust Receipts, but the Trustee or the registrar shall require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Preferred Trust Receipts.

     The transfer agent shall not be required (i) to register the transfer of or exchange any Preferred Trust Receipts for a period beginning at the opening of business ten days next preceding any selection of Preferred Trust Receipts to be redeemed and ending at the close of business on the day of the mailing of a notice of redemption of Preferred Trust Receipts or (ii) to transfer or exchange for another Preferred Trust Receipt any Preferred Trust Receipt called or being called for redemption in whole or in part.

VOTING RIGHTS

     If the holders of the Preferred Partner Interests (as defined in the Partnership Agreement), acting as a single class, are entitled to appoint and authorize a Special Representative pursuant to the Partnership Agreement, the Trustee shall notify the holders of the Preferred Trust Receipts of such right, request direction of each holder of a Preferred Trust Receipt as to the appointment of a Special Representative and vote the Series B Preferred Securities represented by such Preferred Trust Receipt in accordance with such direction. If the General Partner fails to convene a general meeting of PECO Energy Capital as required in the Partnership Agreement, the Trustee shall notify the holders of the Preferred Trust Receipts and, if so directed by the holders of the Preferred Trust Receipts representing Preferred Securities constituting at least 10% of the aggregate stated liquidation preference of the outstanding Preferred Partner Interests shall convene such meeting. Under the Trust Agreement, PECO Energy Capital has agreed that without the consent of the holders of 66 2/3% in liquidation amount of the Preferred Trust Receipts it may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity if, as a result, the Preferred Trust Receipts would be delisted, downgraded or the holders thereof would recognize any gain or loss for federal income tax purposes.

     Upon receipt of notice of any meeting at which the holders of Series B Preferred Securities are entitled to vote, the Trustee shall, as soon as practicable thereafter, mail to the holders of Preferred Trust Receipts a notice, which shall be provided by the General Partner and which shall contain
(i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Preferred Trust Receipts will be entitled, subject to any applicable provision of law, to instruct the Trustee as to the exercise of the voting rights pertaining to the amount of Series B Preferred Securities represented by their respective Preferred Trust Receipts, and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Preferred Trust Receipt, the Trustee shall vote or cause to be voted the number of Series B Preferred Securities represented by such Preferred Trust Receipts in accordance with the instructions set forth in such request.

AMENDMENT AND TERMINATION OF TRUST AGREEMENT

     PECO Energy Capital or the General Partner may, and the Trustee shall, at any time and from time to time enter into one or more agreements supplemental to the Trust Agreement without the consent of the holders of the Preferred Trust
Receipts: (i) to evidence the succession of another partnership, corporation or other entity to PECO Energy Capital or the General Partner and the assumption by any such successor of the covenants of PECO Energy Capital or the General Partner in the Trust Agreement; (ii) to add to the covenants of PECO Energy Capital or the General Partner for the benefit of the holders of the Preferred Trust Receipts, or to surrender any right or power herein conferred upon PECO Energy Capital or the General Partner; (iii) to correct or supplement any provision in the Trust Agreement which may be defective or inconsistent with any other provision therein or to make any other provisions with respect to matters or questions arising under the Trust Agreement, provided, that any such action shall not adversely affect the interests of the holders of Preferred Trust Receipts; or (iv) to cure any ambiguity or correct any mistake.

     The Trust Agreement shall terminate upon the redemption of the Preferred Trust Receipts or a final distribution in respect of the Series B Preferred Securities and such distribution has been delivered to the holders of the Preferred Trust Receipts. The Trust Agreement may be amended in writing by the Trustee, PECO Energy Capital and the General Partner so long as such amendment does not materially adversely affect the rights of the holders of the Preferred Trust Receipts.

EXPENSES OF THE TRUSTEE

     All charges or expenses of the Trust, including the charges and expenses of the Trustee, will be paid by the General Partner.

RESIGNATION AND REMOVAL OF TRUSTEE

     The Trust shall at all times have a Trustee which is a bank having a combined capital and surplus of $50,000,000. If the Trustee ceases to be eligible, it will resign.

     The Trustee may at any time resign as trustee under the Trust Agreement by notice of its election to do so delivered to PECO Energy Capital and the General Partner, such resignation to take effect upon the appointment of a successor trustee and its acceptance of such appointment as hereinafter provided. The Trustee may at any time be removed by PECO Energy Capital by notice of such removal delivered to the Trustee, such removal to take effect upon the appointment of a successor trustee and its acceptance of such appointment.

     In case at any time the Trustee shall resign or be removed, PECO Energy Capital shall, within 45 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor trustee, which shall be a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

                DESCRIPTION OF THE SERIES B PREFERRED SECURITIES

     The following is a summary of certain terms and provisions of the Series B Preferred Securities represented by the Preferred Trust Receipts and the Partnership Agreement. The summary is subject to, and qualified in its entirety by reference to, the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act. The Partnership Agreement is an exhibit to the Registration Statement of which this Offering Circular/Prospectus forms a part.

GENERAL

     Under the Partnership Agreement, PECO Energy Capital is authorized to issue two classes of partner interests: the Preferred Securities representing limited partner interests, including the Series B Preferred Securities offered hereby, and general partner interests. All of the general partner interests of PECO Energy Capital are owned by the General Partner, which is a wholly owned subsidiary of PECO Energy. All of the Preferred Securities issued by PECO Energy Capital will be of equal rank in participation in the profits and assets and income of PECO Energy Capital. The Partnership Agreement authorizes the General Partner to establish series of Preferred Securities having such designations, rights, privileges, restrictions and other terms and provisions as the General Partner may determine. Distributions on all series of Preferred Securities must be paid in full before the General Partner may participate in the profits or assets of PECO Energy Capital.

DISTRIBUTIONS

     The Series B Preferred Securities will be entitled to Distributions out of funds on hand legally available therefor held by PECO Energy Capital at the
annual rate of      % of the stated liquidation preference of $25, payable
monthly in arrears on the last day of each calendar month. Distributions on the Series B Preferred Securities will be cumulative, will accrue from the Exchange Date and, except as otherwise described below, will be payable monthly in arrears, on the last day of each month of each year, commencing on
  . Distributions in arrears after the monthly payment date therefor will
accumulate additional distributions thereon at the rate of      % per annum. In
addition, holders of Series B Preferred Securities will be entitled to receive, when, as and if declared by the General Partner out of funds on hand and legally available therefor an additional cash distribution at the rate of 7.96% per annum of the stated liquidation preference thereof from August 1, 1995 up to but not including the Exchange Date in lieu of dividends accumulating from August 1, 1995 on their Depositary Shares accepted for exchange, such additional distribution to be made at the time the first distribution on the Series B Preferred Securities is made (the "Additional Distribution").

     The General Partner may make distributions on the general partner interests of PECO Energy Capital only after payment in full of all Distributions accrued on the Series B Preferred Securities and any other outstanding Preferred Securities of PECO Energy Capital. The Series B Preferred Securities will rank pari passu with all other series of Preferred Securities which may be issued by PECO Energy Capital. The Series A Preferred Securities are the only other series of Preferred Securities which have been issued by PECO Energy Capital to date.

     After payment of the Additional Distribution, PECO Energy has the right under the Indenture to extend the interest payment period from time to time on the Series B Subordinated Debentures to a period not exceeding 60 consecutive months; provided that such extended interest period shall not extend beyond the stated maturity date or redemption date of any Subordinated Debentures, including the Series B Subordinated Debentures. As a consequence, monthly Distributions on the Series B Preferred Securities would be deferred (but would continue to accumulate with Distributions thereon) by PECO Energy Capital during any such extended interest payment period. In the event that PECO Energy exercises its right to extend the interest payment period on the Subordinated Debentures, PECO Energy may not declare or pay dividends on, or redeem, purchase or acquire, any of its capital stock during the extension period. PECO Energy Capital and PECO Energy currently believe that the extension of an interest payment period is unlikely. Prior to the termination of any such extension period, PECO Energy may further extend the interest payment period, provided that such extension period together with all such previous and further extensions thereof may not exceed 60 consecutive months. Upon the termination of any extension period and the payment of all amounts then due on the Subordinated Debentures, PECO Energy may elect to extend the interest payment period again, subject to the above requirements. See "Certain Investment Considerations" and "Description of the Series B Subordinated Debentures and the Indenture -- Option to Extend Interest Payment Period" and "-- Interest."

     Distributions on the Series B Preferred Securities must be paid by PECO Energy Capital in any calendar year or portion thereof to the extent that PECO Energy Capital has funds on hand legally available therefor. It is anticipated that the funds available for distribution by PECO Energy Capital will be limited to payments received by PECO Energy Capital in respect of the Series B Subordinated Debentures. See "Description of the Series B Subordinated Debentures and the Indenture."

     The amount of Distributions payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full monthly distribution period, will be computed on the basis of the actual number of days elapsed in such period. Distributions on the Series B Preferred Securities will be made to the Holders thereof as they appear on the books and records of PECO Energy Capital on the relevant record dates, which will be the 15th day of each month. If any date on which Distributions are payable on the Series B Preferred Securities is not a business day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The term "business day," as used in relation to the Series B Preferred Securities, shall mean any day other than a day on which banking institutions in the City of New York or the State of Delaware are authorized or required by law to close.

CERTAIN RESTRICTIONS ON PECO ENERGY CAPITAL

     If distributions have not been paid in full on any series of Preferred Securities of PECO Energy Capital, PECO Energy Capital shall not:

          (i) pay any distributions on any other series of Preferred Securities, unless the amount of any distributions paid on any Preferred Securities is paid on all Preferred Securities then outstanding on a pro rata basis in proportion to the full distributions to which each series of Preferred Securities would be entitled if paid in full;

          (ii) pay any distribution on the general partner interests; or

          (iii) redeem, purchase or otherwise acquire any Preferred Securities or the general partner interests;

until, in each case, such time as all accumulated and unpaid distributions on all series of Preferred Securities shall have been paid in full for all prior distribution periods.

OPTIONAL REDEMPTION

     The Series B Preferred Securities are subject to redemption, at the option of the General Partner, in whole or in part, from time to time, on or after October 1, 1997, at $25 per Series B Preferred Security, plus accumulated and unpaid Distributions(whether or not declared), if any, to the date fixed for redemption (the "Redemption Price").

MANDATORY REDEMPTION

     If at any time PECO Energy redeems the Series B Subordinated Debentures or pays the Series B Subordinated Debentures at maturity, the Series B Preferred Securities will be subject to mandatory redemption at the Redemption Price.

     The Series B Preferred Securities will not be entitled to any sinking fund.

SPECIAL EVENT REDEMPTIONS

     If a Tax Event (as defined below) shall occur and be continuing, the Series B Preferred Securities will be subject to redemption, at the option of the General Partner, in whole or in part at the Redemption Price within 90 days following the occurrence of such Tax Event. "Tax Event" means that PECO Energy Capital shall have received an opinion of counsel (which may be regular counsel to PECO Energy or an affiliate but not an employee thereof) experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such interpretation or pronouncement is announced on or after the date of issuance of the Series B Preferred Securities, there is more than an insubstantial risk that
(i) PECO Energy Capital is subject to United States federal income tax with respect to interest received on the Series B Subordinated Debentures or PECO Energy Capital will otherwise not be taxed as a partnership, (ii) interest payable by PECO Energy on the Series B Subordinated Debentures will not be deductible for United States federal income tax purposes or (iii) PECO Energy Capital is subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     If an Investment Company Act Event (as defined below) shall occur and be continuing, the Series B Preferred Securities will be subject to mandatory redemption in whole at the Redemption Price within 90 days following the occurrence of such Investment Company Act Event. "Investment Company Act Event" means the occurrence of a change in law or regulation or a change in official interpretation of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that PECO Energy Capital is or will be considered an "Investment Company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of the issuance of the Series B Preferred Securities; provided, that no Investment Company Act Event shall be deemed to have occurred if PECO Energy Capital has received an opinion of counsel (which may be regular counsel to PECO Energy or any affiliate but not an employee thereof) experienced in such matters, to the effect that PECO Energy Capital and/or PECO Energy has taken reasonable measures, in its discretion, to avoid such Change in 1940 Act Law so that notwithstanding such Change in 1940 Act Law, PECO Energy Capital is not required to be registered as an "Investment Company" within the meaning of the 1940 Act.

REDEMPTION PROCEDURES

     PECO Energy Capital may not redeem any Series B Preferred Securities unless all accumulated and unpaid Distributions have been paid on all Series B Preferred Securities for all monthly distribution periods terminating on or prior to the date of redemption.

     If notice of redemption shall have been given and payment shall have been made by the Partnership to the Trust, then, upon the date of such payment all rights of beneficial owners of the Series B Preferred Securities so called for redemption will cease. In the event that any date fixed for redemption of Series B Preferred Securities is not a business day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that if such business day falls in the next succeeding calendar year, such payment will be made on the immediately preceding business day (in each case with the same force and effect as if made on such day).

LIQUIDATION DISTRIBUTION

     In the event of any voluntary or involuntary dissolution and winding up of PECO Energy Capital, the holders of the Preferred Securities will be entitled to receive out of the assets of PECO Energy Capital after satisfaction of liabilities to creditors as required by Delaware law and before any distribution of assets is made to holders of its general partner interests, the sum of their stated liquidation preference and all accumulated and unpaid Distributions to the date of payment for such series of Preferred Securities (collectively, the

"Partnership Liquidation Distribution"). All assets of PECO Energy Capital remaining after payment of the Partnership Liquidation Distribution will be distributed to the General Partner. If, upon such liquidation, the Partnership Liquidation Distribution can be paid only in part because PECO Energy Capital has insufficient assets available to pay in full the aggregate Partnership Liquidation Distribution on all Preferred Securities, then the amounts payable on each series of Preferred Securities shall be paid on a pro rata basis, in proportion to the full Partnership Liquidation Distribution to which each series of Preferred Securities would be entitled.

     Pursuant to the Partnership Agreement, PECO Energy Capital shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events: (i) upon the expiration of the term of PECO Energy Capital, which is 99 years, (ii) upon the withdrawal, removal or bankruptcy of the General Partner or the occurrence of any other event that under applicable law causes PECO Energy Capital Corp. to cease to be the General Partner, except for a transfer to a permitted successor of the General Partner as set forth in the Partnership Agreement, (iii) the entry of a decree of judicial dissolution, or
(iv) the written consent of the General Partner and all of the holders of the Preferred Securities. Upon such dissolution, PECO Energy is required to redeem the Subordinated Debentures to fund the Partnership Liquidation Distribution.

     The amount per share payable on the Series B Preferred Securities in the event of any voluntary or involuntary liquidation of PECO Energy Capital is $25 plus accumulated and unpaid Distributions.

MERGER, CONSOLIDATION, ETC. OF PECO ENERGY CAPITAL

     PECO Energy Capital may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except with the approval of the General Partner and the holders of 66 2/3% in aggregate stated liquidation preference of the outstanding Preferred Securities or as otherwise described below. The General Partner may, without the consent of the holders of the Preferred Securities, cause PECO Energy Capital to consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a corporation, a limited liability company or a limited partnership, a trust or other entity organized as such under the laws of any state of the United States of America or the District of Columbia, provided that (i) such successor entity either (x) expressly assumes all of the obligations of PECO Energy Capital under the Preferred Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank, as regards participation in the profits and assets of the successor entity, at least as high as the Preferred Securities rank, as regards participation in the profits and assets of PECO Energy Capital, (ii) PECO Energy confirms its obligations under the Guarantee with regard to the Successor Securities, if any, (iii) such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease does not cause any series of Preferred Securities or Successor Securities to be delisted by any national securities exchange on which such series of Preferred Securities is then listed, (iv) such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease does not cause the Preferred Securities or Successor Securities to be downgraded by any "nationally recognized statistical rating organization," as that term is defined by the SEC for purposes of Rule 436(g)(2) under the Securities Act, (v) such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease does not adversely affect the powers, preferences and other special rights of holders of Preferred Securities or Successor Securities in any material respect, (vi) such successor entity has a purpose substantially identical to that of PECO Energy Capital, (vii) prior to such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease, PECO Energy has received an opinion of counsel (which may be regular tax or other counsel to PECO Energy or an affiliate, but not an employee thereof) experienced in such matters to the effect that (w) holders of outstanding Preferred Securities will not recognize any gain or loss for United States federal income tax purposes as a result of the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease, (x) such successor entity will be treated as a partnership for United States federal income tax purposes, (y) following such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease, PECO Energy and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company, and (z) such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease will not adversely affect the limited liability of holders of Preferred Securities or Successor Securities.

VOTING RIGHTS

     Except as provided above and under "-- Merger, Consolidation, etc. of PECO Energy Capital" and "Description of the Series B Guarantee -- Amendments" and as otherwise required by law and the Partnership Agreement, the holders of the Preferred Securities will have no voting rights.

     If (i) PECO Energy Capital fails to pay Distributions in full on the Preferred Securities for 18 consecutive monthly distribution periods, (ii) an Event of Default (as defined in the Indenture) occurs and is continuing, or
(iii) PECO Energy is in default on any of its payment obligations under the Guarantees, then the holders of the Preferred Securities, acting as a single class, will be entitled by a vote of the majority of the aggregate stated liquidation preference of the outstanding Preferred Securities to appoint a special representative (the "Special Representative") to enforce PECO Energy Capital's rights against PECO Energy under the Subordinated Debentures and the Indenture and the obligations undertaken by PECO Energy under the Guarantees, including, after failure to pay Distributions for 60 consecutive monthly distribution periods on the Preferred Securities, the payment of Distributions on the Preferred Securities. The Special Representative shall not be admitted as a partner of PECO Energy Capital or otherwise be deemed a partner of PECO Energy Capital and shall have no liability for the debts, obligations or liabilities of PECO Energy Capital.

     For purposes of determining whether PECO Energy Capital has failed to pay Distributions in full for 18 consecutive monthly distribution periods, Distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative Distributions on all Preferred Securities have been or contemporaneously are paid with respect to all monthly distribution periods terminating on or prior to the date of payment of such full cumulative Distributions. Subject to the requirements of applicable law, not later than 30 days after such right to appoint the Special Representative, the General Partner will convene a general meeting for the above purpose. If the General Partner fails to convene such meeting within such 30-day period, the holders of 10% of the aggregate stated liquidation preference of the Preferred Securities will be entitled to convene such meeting. The provisions of the Partnership Agreement relating to the convening and conduct of the general meetings of security holders will apply with respect to any such meeting. Any Special Representative so appointed shall vacate office immediately if PECO Energy Capital (or PECO Energy pursuant to the Guarantee) shall have paid in full all accumulated and unpaid Distributions on the Preferred Securities or such default or breach, as the case may be, shall have been cured. Notwithstanding the appointment of any such Special Representative, PECO Energy retains all rights under the Indenture, including the right to extend the interest payment period on the Subordinated Debentures.

     If any proposed amendment to the Partnership Agreement provides for, or the General Partner otherwise proposes to effect, any action which would materially adversely affect the powers, preferences or special rights attached to any series of Preferred Securities, whether by way of amendment to the Partnership Agreement or otherwise, then the holders of such series of Preferred Securities will be entitled to vote on such amendment or action of the General Partner (but not on any other amendment or action) and, in the case of an amendment or action which would equally adversely affect the rights or preferences of any other Preferred Securities, such Preferred Securities shall vote together as a class on such amendment or action of the General Partner (but not on any other amendment or action), and such amendment or action shall not be effective except with the approval of the holders of not less than 66 2/3% of the aggregate stated liquidation preference of such series of Preferred Securities. Except in certain circumstances described under "-- Liquidation Distribution," PECO Energy Capital will be dissolved and wound up only with the consent of the holders of all Preferred Securities then outstanding as well as the General Partner.

     The powers, preferences or special rights attached to any Preferred Securities will be deemed not to be adversely affected by the creation or issue of, and no vote will be required for the creation or issue of, any additional series of Preferred Securities or additional general partner interests. Holders of Preferred Securities have no preemptive rights.

     So long as any Subordinated Debentures are held by PECO Energy Capital, the General Partner, unless so directed by the Special Representative, shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the holder of the Subordinated Debentures or the Indenture Trustee under the Indenture, or executing any trust or power conferred on the Indenture Trustee, (ii) waive any past default which is available under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least 66 2/3% in aggregate stated liquidation preference of all series of Preferred Securities affected thereby, acting as a single class; provided, however, that where a consent under the Indenture would require the consent of each holder affected thereby, no such consent shall be given by the General Partner without the prior consent of each holder of all series of Preferred Securities affected thereby. The General Partner shall not revoke any action previously authorized or approved by a vote of any series of Preferred Securities. The General Partner shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Subordinated Debentures.

     Any required approval of holders of Preferred Securities may be given at a separate meeting of such holders convened for such purposes, at a meeting of all partners of PECO Energy Capital or pursuant to written consent. PECO Energy Capital will cause a notice of any meeting at which holders of any series of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of such series of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

     The holders of the Preferred Securities will have no rights to remove or replace the General Partner.

MISCELLANEOUS

     The General Partner is authorized and directed to use its best efforts to manage the affairs of PECO Energy Capital in such a way that PECO Energy Capital would not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of PECO Energy for federal income tax purposes. In this connection, the General Partner is authorized to take any action not inconsistent with applicable law, the Certificate of Limited Partnership of PECO Energy Capital or the Partnership Agreement, and that does not materially adversely affect the interests of holders of Preferred Securities, that the General Partner determines in its discretion to be necessary or desirable for such purposes.

     PECO Energy Capital may not borrow money or issue debt or mortgage or pledge any of its assets.

                     DESCRIPTION OF THE SERIES B GUARANTEE

     The following is a summary of certain provisions of the Series B Guarantee which will be executed and delivered by PECO Energy concurrently with the issuance of the Series B Preferred Securities. The summary is subject to, and qualified by reference to the Payment and Guarantee Agreement, which is filed as an exhibit to the Registration Statement of which this Offering
Circular/Prospectus forms a part.

GENERAL

     Under the Series B Guarantee, PECO Energy will agree to pay (i) any accumulated and unpaid Distributions on the Series B Preferred Securities to the extent that PECO Energy Capital has funds on hand legally available therefor,
(ii) the redemption price payable with respect to any Series B Preferred Securities called for redemption by PECO Energy Capital to the extent that PECO Energy Capital has funds on hand legally available therefor, (iii) upon a liquidation of PECO Energy Capital, the lesser of (a) the portion of the Partnership Liquidation Distribution applicable to the Series B Preferred Securities and (b) the amount of assets of PECO Energy Capital legally available for distribution to holders of Series B Preferred Securities in liquidation of PECO Energy Capital (collectively, the "Guarantee Payments"). PECO Energy will agree to pay the Guarantee Payments, as and when due, (except to the extent paid by PECO Energy Capital), to the fullest extent permitted by law, regardless of any defense, right of set-off or counterclaim which PECO Energy may have or assert against PECO Energy Capital, the General Partner, the Trust or the Trustee. PECO Energy's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by PECO Energy to the holders of Series B Preferred Securities or by causing PECO Energy Capital to pay such amounts to such holders. In addition, the Indenture provides that PECO Energy shall cause the General Partner to remain the general partner of PECO Energy Capital and timely perform all its duties as such (including the duty to pay Distributions on the Preferred Securities), which include, among other things, the General Partner's duties under the Partnership Agreement to directly pay all costs and expenses of PECO Energy Capital (thereby insuring that the amount of PECO Energy's payments on its Subordinated Debentures will be sufficient to allow payment in full to the holders of the Preferred Securities) and the covenant of the General Partner in the Partnership Agreement to at all times maintain a "fair market value net worth" of at least 10% of the total contributions (less redemptions) to PECO Energy Capital. While the assets of the General Partner will not be available for making Distributions on the Preferred Securities, they will be available for payment of the expenses of PECO Energy Capital. Accordingly, the Series B Guarantee and the Indenture, together with the related covenants contained in the Partnership Agreement and PECO Energy's obligations under the Subordinated Debentures, provide for PECO Energy's full and unconditional guarantee of the Preferred Securities as set forth above.

STATUS OF THE SERIES B GUARANTEE

     The Series B Guarantee will constitute an unsecured obligation of PECO Energy and will rank subordinate and junior in right of payment to all general liabilities of PECO Energy.

     The Series B Guarantee will constitute a guarantee of payment and not of collection. The Series B Guarantee will be held by the General Partner for the benefit of the holders of the Series B Preferred Securities. In the event of the appointment of a Special Representative, the Special Representative may enforce the Series B Guarantee. If no Special Representative has been appointed to enforce the Series B Guarantee, the General Partner has the right to enforce the Series B Guarantee on behalf of the holders of the Series B Preferred Securities. The holders of Preferred Trust Receipts representing not less than 10% in aggregate stated liquidation preference of the Series B Preferred Securities have the right to direct the time, method and place of conducting any proceeding to enforce any remedy available in respect of the Series B Guarantee, including the giving of directions to the General Partner or the Special Representative, as the case may be. If the General Partner or the Special Representative fails to enforce the Series B Guarantee as above provided, any holder of Preferred Trust Receipts representing Series B Preferred Securities may institute a legal proceeding directly against PECO Energy to enforce its rights under the Series B Guarantee without first instituting a legal proceeding against PECO Energy Capital or any other person or entity. The Series B Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by PECO Energy Capital and by complete performance of all obligations of PECO Energy contained in the Series B Guarantee.

CERTAIN COVENANTS OF PECO ENERGY

     Under the Series B Guarantee, PECO Energy will covenant that, so long as any Series B Preferred Securities remain outstanding, neither PECO Energy nor any majority-owned subsidiary of PECO Energy shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than dividends by a wholly owned subsidiary) if at such time PECO Energy shall be in default with respect to its payment obligations under the Series B Guarantee or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Indenture.

AMENDMENTS

     Except with respect to any changes which do not materially adversely affect the rights of holders of Series B Preferred Securities (in which case no vote will be required), the Series B Guarantee may be amended only with the prior approval of the holders of Preferred Trust Receipts representing not less than 66 2/3% of the aggregate stated liquidation preference of the outstanding Series B Preferred Securities.

MERGER OF PECO ENERGY

     So long as the Series B Preferred Securities remain outstanding, PECO Energy will maintain its corporate existence; provided that PECO Energy may consolidate with or merge with or into any other person or sell, convey, transfer or lease all or substantially all its properties and assets to any person if the successor person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume the obligations of PECO Energy under the Series B Guarantee.

TERMINATION OF THE SERIES B GUARANTEE

     The Series B Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of all Series B Preferred Securities or upon full payment of the amounts payable with respect to the Series B Preferred Securities upon liquidation of PECO Energy Capital. The Series B Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Series B Preferred Securities must restore payments of any sums paid under the Series B Preferred Securities or the Series B Guarantee.

     DESCRIPTION OF THE SERIES B SUBORDINATED DEBENTURES AND THE INDENTURE

     The following is a summary of certain terms and provisions of the Series B Subordinated Debentures and the Indenture. The summary is subject to, and is qualified by reference to the Indenture, which is filed as an exhibit to the Registration Statement of which this Offering Circular/Prospectus forms a part.

GENERAL

     The Series B Subordinated Debentures will be unsecured subordinated obligations of PECO Energy issued under the Indenture. The Series B Subordinated Debentures will be in a principal amount equal to the aggregate stated liquidation preference of the Series B Preferred Securities plus the General Partner's concurrent investment in PECO Energy Capital, will bear interest at a rate equal to the Distribution rate on the Series B Preferred Securities payable on the Distribution dates, will have maturity and redemption provisions corresponding to the redemption provisions of the Series B Preferred Securities and will be subject to mandatory redemption upon the dissolution and winding up of PECO Energy Capital. The entire principal amount of the Series B Subordinated Debentures will become due and payable, together with any accrued and unpaid
interest thereon, on             , 2025.

     PECO Energy will deliver the Series B Subordinated Debentures to the Exchange Agent (which will receive the Series B Subordinated Debentures on behalf of the Holders of the Depositary Shares) in exchange for the Depositary Shares. The Series B Subordinated Debentures will be delivered by the Exchange Agent to PECO Energy Capital in consideration for the issuance and deposit by PECO Energy Capital of the Series B Preferred Securities with the Trustee under the Trust Agreement. PECO Energy Capital will purchase additional Series B Subordinated Debentures issued by PECO Energy in an amount equal to the contribution made by the General Partner to PECO Energy Capital concurrently with the Exchange.

REDEMPTION

     Except as provided below, the Series B Subordinated Debentures may not be redeemed prior to October 1, 1997. PECO Energy shall have the right to redeem the Series B Subordinated Debentures, in whole or in part, from time to time, on or after October 1, 1997, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the aggregate principal amount to be redeemed, plus any accrued and unpaid interest, to the redemption date, including interest accrued during an Extension Period. PECO Energy will also have the right to redeem the Series B Subordinated Debentures at any time upon the occurrence of a Tax Event if certain conditions are met as described under "Description of the Series B Preferred Securities -- Special Event Redemption." The Series B Subordinated Debentures will be subject to mandatory redemption in the event of an Investment Company Act Event, upon the dissolution of PECO Energy Capital or upon redemption of the Series B Preferred Securities.

     If PECO Energy gives a notice of redemption in respect of Series B Subordinated Debentures, then, on or prior to the redemption date, PECO Energy shall deposit with the paying agent funds sufficient to pay the applicable redemption price and will give irrevocable instructions and authority to pay such redemption price. If notice of redemption shall have been given, if required, then the Series B Subordinated Debentures called for redemption shall become due and payable on the redemption date and upon the redemption date, interest will cease to accrue on the Series B Subordinated Debentures called for redemption and such Series B Subordinated Debentures will no longer be deemed to be outstanding.

INTEREST

     The Series B Subordinated Debentures will bear interest at an annual rate
of      % from the Exchange Date. Interest will be payable monthly in arrears on
the last day of each month of each year, commencing on             , 1995, to
PECO Energy Capital. In addition, PECO Energy is obligated under the Series B Subordinated Debentures to pay on the first interest payment date an amount sufficient to pay the Additional Distribution.

     PECO Energy will make additional interest payments on any overdue installment of interest on the Series B Subordinated Debentures to PECO Energy Capital at the same rate per annum as the annual rate payable on the Series B Subordinated Debentures.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Under the Indenture, PECO Energy shall have the right at any time after payment of the Additional Distribution, so long as an Event of Default under the Indenture has not occurred and is continuing, to extend the interest payment period for all Subordinated Debentures for up to 60 consecutive months; provided that no Extension Period shall extend beyond the stated maturity date or date of redemption of any series of Subordinated Debentures. At the end of the Extension Period, PECO Energy shall pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by applicable law at the rate per annum borne by such Subordinated Debentures). During any such Extension Period, neither PECO Energy nor any majority-owned subsidiary of PECO Energy shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than dividends by wholly owned subsidiaries). Prior to the termination of any such Extension Period, PECO Energy may shorten or further extend the interest payment period, provided that such Extension Period, together with all such further extensions thereof, may not exceed 60 consecutive months. Upon the termination of any Extension Period and the payment of all amounts then due, PECO Energy may select a new Extension Period subject to the above requirements. PECO Energy shall give the Indenture Trustee notice of its selection of such extended or shortened interest payment period one business day prior to the earlier of (i) the date PECO Energy has selected to make the interest payment or (ii) the date PECO Energy Capital is required to give notice to the NYSE or other applicable self-regulatory organization of the record date or the date such Distributions are payable, but in any event not less than two business days prior to such record date. PECO Energy shall cause the Indenture Trustee to give such notice of PECO Energy's selection of such extended interest payment period to the holders of the Preferred Securities.

SUBORDINATION

     The Indenture provides that all payments by PECO Energy in respect of the Subordinated Debentures, including the Series B Subordinated Debentures, shall be subordinated to the prior payment in full of all amounts payable on Senior Indebtedness. The term "Senior Indebtedness" means (i) the principal of and premium, if any, in respect of (A) indebtedness of PECO Energy for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by PECO Energy; (ii) all capital lease obligations of PECO Energy; (iii) all obligations of PECO Energy issued or assumed as the deferred purchase price of property, all conditional sale obligations of PECO Energy and all obligations of PECO Energy under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) certain obligations of PECO Energy for the reimbursement of any obligor on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other persons and all dividends of other persons (other than Preferred Securities) for the payment of which, in either case, PECO Energy is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by any lien on any property or asset of PECO Energy (whether or not such obligation is assumed by PECO Energy), except for any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures or indebtedness between or among PECO Energy and its affiliates.

     Upon any payment or distribution of assets or securities of PECO Energy, upon any dissolution or winding up or total or partial liquidation or reorganization of PECO Energy, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts payable on Senior Indebtedness (including any interest accruing on such Senior Indebtedness subsequent to the commencement of a bankruptcy, insolvency or similar proceeding) shall first be paid in full before PECO Energy Capital (as holder of the Subordinated Debentures), the Indenture Trustee on behalf of such holder or any Special Representative appointed by the holders of the Preferred Securities shall be entitled to receive from PECO Energy any payment of principal of or interest on or any other amounts in respect of the Subordinated Debentures or distribution of any assets or securities.

     No direct or indirect payment by or on behalf of PECO Energy of principal of or interest on the Subordinated Debentures, whether pursuant to the terms of the Subordinated Debentures or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists (i) a default in the payment of all or any portion of any Senior Indebtedness or (ii) any other default pursuant to which the maturity of Senior Indebtedness has been accelerated and, in either case, requisite notice has been received by the Indenture Trustee and such default shall not have been cured or waived by or on behalf of the holders of such Senior Indebtedness.

     If the Indenture Trustee, PECO Energy Capital (as holder of the Subordinated Debentures) or any Special Representative appointed by the holders of the Preferred Securities, shall have received any payment on account of the principal of or interest on the Subordinated Debentures when such payment is prohibited and before all amounts payable on, under or in connection with Senior Indebtedness are paid in full, then such payment shall be received and held in trust for the holders of Senior Indebtedness and shall be paid over or delivered first to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to pay such Senior Indebtedness in full.

     Nothing in the Indenture shall limit the right of the Indenture Trustee, PECO Energy Capital (as holder of the Subordinated Debentures) or the Special Representative to take any action to accelerate the maturity of the Subordinated Debentures or to pursue any rights or remedies against PECO Energy; provided that all Senior Indebtedness shall be paid before PECO Energy Capital (as holder of the Subordinated Debentures) is entitled to receive any payment from PECO Energy of principal of or interest on the Subordinated Debentures.

     Upon the payment in full of all Senior Indebtedness, PECO Energy Capital (as holder of the Subordinated Debentures) (and any Special Representative appointed by such holders) shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of PECO Energy made on such Senior Indebtedness until the Subordinated Debentures shall be paid in full.

     The Indenture does not limit the aggregate amount of Senior Indebtedness which PECO Energy may issue.

CERTAIN COVENANTS OF PECO ENERGY

     PECO Energy will covenant that it and any majority-owned subsidiary will not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than dividends by wholly owned subsidiaries) (i) during an Extension Period, (ii) if there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Indenture or
(iii) if PECO Energy shall be in default with respect to its payment obligations under any Guarantee. PECO Energy will also covenant (i) to maintain direct or indirect 100% ownership of the General Partner and will cause the General Partner to maintain 100% ownership of the general partner interests of PECO Energy Capital, (ii) to cause the General Partner to at all times maintain a "fair market net worth" of at least 10% of the total capital contributions (less redemptions) to PECO Energy Capital and to maintain general partner interests representing 3% of all interests in the capital, income, gain, loss, deduction and credit of PECO Energy Capital, (iii) to cause the General Partner to timely perform all of its duties as general partner of PECO Energy Capital (including the duty to pay Distributions on the Series B Preferred Securities), and (iv) to use its reasonable efforts to cause PECO Energy Capital to remain a limited partnership and otherwise continue to be treated as a partnership for United States federal income tax purposes.

     PECO Energy Capital may not waive compliance or waive any default in compliance by PECO Energy with any covenant or other term in the Indenture without the approval of the Special Representative or without the direction of the holders of 66 2/3% of the aggregate stated liquidation preference of the Preferred Securities.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting PECO Energy and the Indenture Trustee, with the consent of the Special Representative or PECO Energy Capital at the direction of the holders of not less than 66 2/3% of the aggregate stated liquidation preference of the Preferred Securities to modify the Indenture or any supplemental indenture or the rights of the holders of the Subordinated Debentures issued under the Indenture; provided that no such modification, without the consent of each holder of the Subordinated Debentures affected, may,
(i) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on, the Subordinated Debentures, (ii) reduce the principal amount of, or premium or rate of interest, if any, on, the Subordinated Debentures, (iii) reduce the amount of principal of an original issue discount Subordinated Debenture payable upon acceleration of the maturity thereof, (iv) make the Subordinated Debentures payable in money or securities other than as stated in the Subordinated Debentures, (v) impair the right to institute suit for the enforcement of any payment on or with respect to the Subordinated Debentures, (vi) adversely change the redemption provisions of the Subordinated Debentures, (vii) adversely affect the rights of the holders of the Subordinated Debentures with respect to subordination or (viii) reduce the principal amount of the holders of the Subordinated Debentures that must consent to an amendment of the Indenture.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture: (i) default for 10 days in payment of any interest on any series of the Subordinated Debentures (other than the payment of interest during an Extension Period); (ii) default in payment of principal of (or premium, if any, on) any Subordinated Debentures;
(iii) default for 60 days after notice in the performance of any other covenant or agreement in the Indenture or any series of Subordinated Debentures or (iv) certain events of bankruptcy, insolvency or reorganization of PECO Energy. In case an Event of Default under the Indenture shall occur and be continuing (other than an Event of Default relating to bankruptcy, insolvency or reorganization of PECO Energy, in which case principal and interest on all of the Subordinated Debentures shall become immediately due and payable), the Indenture Trustee, PECO Energy Capital (as holder of the Subordinated Debentures) or the Special Representative may declare the principal of all the Subordinated Debentures to be due and payable. Under certain circumstances, a declaration of acceleration with respect to Subordinated Debentures may be rescinded and past defaults (except, unless theretofore cured, a default in the payment of principal of or interest on the Subordinated Debentures) may be waived only by the Special Representative or by PECO Energy Capital at the direction of the holders of 66 2/3% in aggregate stated liquidation preference of Preferred Securities.

     PECO Energy is required to furnish to the Indenture Trustee annually a statement as to the performance by PECO Energy of its obligations under the Indenture and as to any default in such performance.

ENFORCEMENT OF CERTAIN RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     The holders of the Preferred Securities will have the rights referred to under "Description of the Series B Preferred Securities -- Voting Rights," including the right to appoint a Special Representative authorized to exercise the rights of PECO Energy Capital, as the holder of the Series B Subordinated Debentures, to declare the principal and interest on the Series B Subordinated Debentures due and payable and to enforce the obligations of PECO Energy under the Series B Subordinated Debentures and the Indenture directly against PECO Energy, without first proceeding against PECO Energy Capital or any other person or entity.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that PECO Energy may not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all its assets (either in one transaction or a series of transactions) to, any person, unless, among other things, (i) the successor person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume by a supplemental indenture all of the obligations of PECO Energy under the Subordinated Debentures and the Indenture and (ii) immediately prior to and after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

DEFEASANCE AND DISCHARGE

     Under the terms of the Indenture, PECO Energy will be deemed to have paid and discharged the entire indebtedness of the Series B Subordinated Debentures if PECO Energy irrevocably deposits with the Indenture Trustee or other paying agent, in trust, (i) cash and/or (ii) United States Government Obligations (as defined in the Indenture), which through the payment of interest thereon and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay all the principal of, premium, if any, and interest on, the Subordinated Debentures then outstanding on the dates such payments are due in accordance with the terms of the Series B Subordinated Debentures.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

     Subject to the provisions of the Indenture relating to its duties, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture, unless the Indenture Trustee receives security and indemnity reasonably satisfactory to it. Subject to such provision for indemnification, the holders of a majority in principal amount of the Subordinated Debentures then outstanding thereunder or the Special Representative will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee thereunder, or exercising any trust or power conferred on the Indenture Trustee.

     The Indenture contains limitations on the right of the Indenture Trustee, as a creditor of PECO Energy, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Indenture Trustee may be deemed to have a conflicting interest and may be required to resign as Indenture Trustee if at the time of default under the Indenture it is a creditor of PECO Energy.

     An affiliate of Meridian Trust Company, the Trustee under the Indenture, has from time to time engaged in transactions with, or performed services for, PECO Energy and its affiliates in the ordinary course of business.

     Mr. Joseph F. Paquette, Jr. is Chairman of the Board and a Director of PECO Energy and a Director of Meridian Bancorp, Inc., the parent corporation of the Indenture Trustee.

                      DESCRIPTION OF THE DEPOSITARY SHARES

     The summary of the terms of the Depositary Shares set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to the provisions of PECO Energy's Amended and Restated Articles of Incorporation and the Deposit Agreement (the "Deposit Agreement") among PECO Energy, First Chicago Trust Company of New York, as depositary (the "Depositary") and Holders from time to time of the Depositary Shares, and copies of which may be obtained from PECO Energy upon request.

     Each Depositary Share represents a one-fourth interest in a share of $7.96 Cumulative Preferred Stock (the "$7.96 Preferred Stock"). The shares of $7.96 Preferred Stock underlying the Depositary Shares are deposited with the Depositary under the Deposit Agreement. The Depositary Shares are evidenced by Depositary Receipts ("Depositary Receipts") issued by the Depositary under the Deposit Agreement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, through the Depositary, in proportion to the one-fourth interest in a share of $7.96 Preferred Stock underlying such Depositary Share, to all rights and preferences of the $7.96 Preferred Stock (including dividend, voting, redemption and liquidation rights). Since each share of $7.96 Preferred Stock entitles the holder thereof to one vote on matters on which the holders of the $7.96 Preferred Stock are entitled to vote, each Depositary Share, in effect, entitles the Holder thereof to one-fourth of a vote thereon, rather than one full vote. The Depositary acts as registrar and transfer agent with respect to the Depositary Shares.

GENERAL

     All shares of preferred stock of PECO Energy, including the $7.96 Preferred Stock, are of equal rank. The shares of the preferred stock of different series may vary as to (i) annual dividend rate or rates, (ii) redemption price or prices, if any, and any special terms and conditions applicable to redemption,
(iii) amount or amounts payable upon any voluntary or involuntary liquidation or winding up of PECO Energy, (iv) terms and amounts of any sinking fund provided for the purchase or redemption of shares, and (v) conversion, participating or other special rights, and qualifications, limitations or restrictions thereof, if any.

     The authorized capital stock of PECO Energy consists of 15 million shares of preferred stock without par value, issuable in series, 100 million shares of preference stock, issuable in series, and 500 million shares of common stock without par value.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary distributes all cash dividends or other cash distributions received in respect of the $7.96 Preferred Stock, less any amount required to be withheld, to the record holders of Depositary Receipts representing the related Depositary Shares in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which is the same date as the record date fixed by PECO Energy for the $7.96 Preferred Stock. In the event that the calculation of any such cash dividend or other cash distribution to be paid to any record holder on the aggregate number of Depositary Receipts held by such holder results in an amount which is a fraction of a cent, the amount the Depositary distributes to such record holder is rounded to the next highest whole cent.

     In the event of a distribution other than in cash, the Depositary is required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless PECO Energy determines that it is not feasible to make such distribution, in which case PECO Energy may adopt any other method for such distribution as it deems equitable and practicable, including the sale of such property and distribution of the net proceeds from such sale to such holders.

     The $7.96 Preferred Stock, pari passu with the issued and outstanding preferred stock of PECO Energy, is entitled to dividends when and as declared by the Board of Directors of PECO Energy at the rate of $7.96 (equivalent to $1.99 per annum per Depositary Share), payable quarterly on February 1, May 1, August 1 and November 1. After payment in full of all dividends accrued on the preferred stock, dividends on the common stock of PECO Energy or any other stock junior to the preferred stock may be declared and paid as the Board of Directors of PECO Energy determine.

     Unless dividends on all outstanding shares of preferred stock of all series shall have been paid for all past monthly dividend periods, no dividends shall be paid or declared and no other distribution shall be made on the preference stock or the common stock, and no preference stock or common stock shall be purchased or otherwise acquired for value by PECO Energy.

REDEMPTION PROVISIONS

     The Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of the $7.96 Preferred Stock held by the Depositary. Whenever PECO Energy redeems any $7.96 Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the $7.96 Preferred Stock so redeemed. The Depositary will mail the notice of redemption no less than 30 nor more than 60 days prior to the date fixed for redemption of the $7.96 Preferred Stock and Depositary Shares to the record Holders of the Depositary Receipts. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata or by any other method determined by PECO Energy in its sole discretion to be equitable.

     The $7.96 Preferred Stock is not subject to redemption prior to October 1, 1997. Thereafter, the $7.96 Preferred Stock may be redeemed as a whole at any time or in part from time to time by PECO Energy upon not less than 30 days' notice at a price of $100 per share of $7.96 Preferred Stock (equivalent to $25 per Depositary Share) plus accrued and unpaid dividends.

     The $7.96 Preferred Stock is not entitled to any sinking fund.

     Notice of redemption having been given as described above, from and after the date fixed for redemption, unless PECO Energy shall have failed to redeem the number of shares of $7.96 Preferred Stock called for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding, and all rights of the Holders of the Depositary Shares will cease, except for the right to receive the monies payable upon such redemption and any money or other property to which the Holders of such Depositary Shares were entitled upon such redemption and surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

LIQUIDATION VALUE

     The amount per share payable on the $7.96 Preferred Stock in the event of any voluntary or involuntary liquidation of PECO Energy is $100 (equivalent to $25 per Depositary Share) plus accrued and unpaid dividends. All shares of PECO Energy preferred stock of all series are of equal rank.

VOTING RIGHTS OF $7.96 PREFERRED STOCK

     Except as hereinafter set forth or when some mandatory provision of law shall be controlling, the holders of preferred stock of PECO Energy, including the Holders of the Depositary Shares, have no voting rights.

     Holders of preferred stock of PECO Energy are entitled to vote on certain matters relating to (i) authorizing of stock (other than a series of preferred stock) ranking prior to or on a parity with the preferred stock or any security convertible into shares of stock of such kind; (ii) change of the express terms of the preferred stock or of any series thereof in a manner prejudicial to the holders thereof; (iii) issuance of additional shares of preferred stock unless, for any twelve consecutive calendar months within the fifteen calendar months immediately preceding the calendar month within which such additional shares are issued, net earnings applicable to the payment of dividends on the preferred stock and net income before payment of interest charges on indebtedness and after provision for depreciation and taxes shall have been, respectively, at least two times the dividend requirements upon the entire amount of preferred stock to be outstanding immediately after the proposed issue of such additional shares, and at least one and one-half times the aggregate of such dividend requirements and interest charges for such period on the entire amount of indebtedness then to be outstanding; (iv) issuance of additional shares of preferred stock, unless the capital of PECO Energy represented by its preference stock and common stock together with its surplus is in the aggregate at least equal to the involuntary liquidating value of the preferred stock to be outstanding immediately after the proposed issue of such additional shares of preferred stock; (v) increase in the total authorized amount of preferred stock of all series; and (vi) merger or consolidation with or into any corporation, or division, unless ordered, exempted, approved, or permitted by the SEC or other federal regulatory authority. Except as otherwise provided in the express terms of any series of preferred stock, the number of authorized shares of preferred stock of any series may be increased without vote or consent of the holders of the outstanding shares of the series so affected, subject to the aggregate limit on the authorized number of shares of preferred stock. With respect to (i),
(ii), (iii), and (iv) above, the consent or affirmative vote of the holders of shares of the preferred stock entitled to cast at least two-thirds of the votes which all holders of preferred stock of all series then outstanding are entitled to cast (or of the affected series in the case of a change prejudicial to less than all series) is required; and with respect to (v) and (vi), the consent or affirmative vote of the holders of shares of the preferred stock entitled to cast at least a majority of the votes which all holders of preferred stock of all series then issued and outstanding are entitled to cast is required. Coverage under the more restrictive earnings test of PECO Energy's Amended and Restated Articles of Incorporation relating to dividend requirements and interest charges on all indebtedness and preferred stock for the twelve months ended March 31, 1995 was 2.02.

     The Board of Directors of PECO Energy is classified into three classes. In each election of Directors, holders of common stock elect an entire class for three-year terms. If and when dividends payable on all shares of the preferred stock are in default in an amount equal to four full quarterly dividends, and until all dividends then in default are paid or declared and set apart for payment, the holders of all shares of preferred stock, voting separately as a class, are entitled to elect the smallest number of Directors necessary to constitute a majority of the full Board of Directors, and the holders of the common stock (and except as otherwise provided by the terms of the preference stock), voting separately as a class, are entitled to elect the remaining Directors. Holders of preferred stock are not entitled to cumulative voting rights in election of Directors.

     The preferred stock of all series constitutes one class in any vote of shareholders except as stated above, or when some mandatory provision of law is controlling.

VOTING PROCEDURES FOR DEPOSITARY SHARES

     Promptly upon receipt of notice of any meeting at which the holders of the $7.96 Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the $7.96 Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the $7.96 Preferred Stock represented by such Depositary Shares in accordance with such instructions, and PECO Energy will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the $7.96 Preferred Stock to the extent that it does not receive specific instructions from the Holders of Depositary Receipts.

     Each share of $7.96 Preferred Stock will be entitled to one vote or a fraction thereof for each $100 or fraction thereof of involuntary liquidation value of such share on matters on which the $7.96 Preferred Stock is entitled to vote.

WITHDRAWAL OF $7.96 PREFERRED STOCK

     Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of the Depositary's customary charges therefor, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of the $7.96 Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Owners of Depositary Shares will be entitled to receive whole shares of the $7.96 Preferred Stock on the basis of one share of $7.96 Preferred Stock for four Depositary Shares. Fractional interests in the Depositary Shares will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the $7.96 Preferred Stock to be withdrawn, the Depositary will deliver to such holder, at the same time, a new Depositary Receipt evidencing such excess number of Depositary Shares. Subject to the terms of the Deposit Agreement, holders of the $7.96 Preferred Stock thus withdrawn will thereafter be entitled to deposit such shares under the Deposit Agreement and to receive Depositary Receipts evidencing Depositary Shares therefor.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     PECO Energy maintains a Dividend Reinvestment and Stock Purchase Plan (as described in a separate prospectus) which permits holders of PECO Energy's common and preferred shares to reinvest cash dividends automatically and make direct investments of up to $50,000 per calendar year in shares of common stock. Holders of Preferred Trust Receipts will not be entitled to participate in PECO Energy's Dividend Reinvestment and Stock Purchase Plan.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between PECO Energy and the Depositary. Any amendment that shall impose any fees, taxes or charges shall not become effective as to outstanding Depositary Receipts until the expiration of three months after notice of such amendment has been given to the Holders of the outstanding Depositary Receipts. Any amendment which is prejudicial to any substantial existing rights of the Holders of Depositary Shares will not be effective unless such amendment has been approved by the Holders of at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the $7.96 Preferred Stock and all money and other property, if any represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by PECO Energy or the Depositary only if all outstanding Depositary Shares relating thereto have been redeemed or there has been a final distribution in respect of the $7.96 Preferred Stock in connection with any liquidation, dissolution or winding up of PECO Energy and such distribution has been distributed to the holders of the related Depositary Receipts. Notwithstanding the foregoing, PECO Energy has the right to terminate the Deposit Agreement upon 30 days' prior written notice to the Holders of the Depositary Receipts and the Depositary if (i) the deposit arrangement evidenced by the Deposit Agreement is in violation of applicable law or becomes separately taxable for federal income tax purposes or (ii) PECO Energy affects a four-for-one split of the $7.96 Preferred Stock.

CHARGES OF DEPOSITARY

     Under the Deposit Agreement, Holders of Depositary Shares are required to pay all transfer and other taxes and governmental charges arising from the existence of the depositary arrangements. PECO Energy will pay charges of the Depositary in connection with any redemption of the $7.96 Preferred Stock. Holders of Depositary Shares pay transfer and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to PECO Energy notice of its election to do so, and PECO Energy may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 45 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Depositary forwards all reports and communications from PECO Energy which are delivered to the Depositary and which PECO Energy is required to furnish to the holders of the $7.96 Preferred Stock. In addition, the Depositary makes available for inspection by Holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from PECO Energy which are received by the Depositary as the holder of $7.96 Preferred Stock.

     The obligations of PECO Energy and the Depositary under the Deposit Agreement are limited to performance in good faith of their duties thereunder and neither the Depositary nor PECO Energy assumes any other obligation or will be subject to any other liability under the Deposit Agreement to holders of Depositary Receipts. Neither the Depositary nor PECO Energy will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The Depositary and PECO Energy will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or $7.96 Preferred Stock unless satisfactory indemnity is furnished. PECO Energy and the Depositary may rely on written advice of counsel or accountants, on information provided by Holders of Depositary Shares or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

                             UNITED STATES TAXATION

     In the opinion of Ballard Spahr Andrews & Ingersoll, counsel to PECO Energy, the following are the material United States federal income tax consequences (and certain Pennsylvania tax considerations) of the receipt of Preferred Trust Receipts in exchange for the Depositary Shares pursuant to the Offer and of the ownership and disposition of Preferred Trust Receipts. Unless otherwise stated, this summary deals only with Preferred Trust Receipts held as capital assets by holders who acquire the Preferred Trust Receipts pursuant to the Offer ("Initial Holders"). It does not deal with special classes of holders, such as dealers in securities or currencies, life insurance companies, persons holding Preferred Trust Receipts as a hedge against or which are hedged against currency risks or as a part of a straddle, or persons whose functional currency is not the United States dollar. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis).

     ALL HOLDERS OF DEPOSITARY SHARES ARE ADVISED TO CONSULT THEIR TAX ADVISERS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT OF PREFERRED TRUST RECEIPTS FOR DEPOSITARY SHARES AND OF THE OWNERSHIP AND DISPOSITION OF PREFERRED TRUST RECEIPTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER LAWS.

RECEIPT OF PREFERRED TRUST RECEIPTS FOR DEPOSITARY SHARES

     The receipt in the Exchange of Preferred Trust Receipts for Depositary Shares pursuant to the Offer will be treated for United States federal income tax purposes as consisting of three transactions: (a) a taxable exchange of Depositary Shares for the underlying Series B Subordinated Debentures followed by (b) a tax-free contribution of the underlying Series B Subordinated Debentures to PECO Energy Capital in exchange for Series B Preferred Securities followed, in turn, by (c) a tax-free deposit of Series B Preferred Securities with the Trust in consideration for the issuance of the Preferred Trust Receipts to the Holders of the Depositary Shares.

     The receipt of Preferred Trust Receipts for Depositary Shares pursuant to the Offer will be a taxable transaction. In the case of an Initial Holder who actually or constructively owns solely Depositary Shares, or not more than one percent of such stock and not more than one percent of any other class of PECO Energy stock, gain or loss will be recognized in an amount equal to the difference between (a) the fair market value on the Exchange Date of the underlying Series B Subordinated Debentures received in the Exchange and (b) the Initial Holder's tax basis in the Depositary Shares exchanged therefor, and will be long-term capital gain or loss if the Depositary Shares have been held for more than one year as of such date. For this purpose, the fair market value of the Series B Subordinated Debentures deemed issued in exchange for Depositary Shares on the Exchange Date will equal the fair market value of the Preferred Trust Receipts on that date.

     No further gain or loss will be recognized by an Initial Holder on account of the contribution of the underlying Series B Subordinated Debentures to PECO Energy Capital or the deposit of the Series B Preferred Securities with the Trust in consideration for the issuance of the Preferred Trust Receipts.

     An Initial Holder's aggregate tax basis in his pro rata share of the Series B Preferred Securities (represented by his Preferred Trust Receipts) will be equal to his tax basis for the Depositary Shares surrendered in the Exchange increased by the amount of any gain or reduced by the amount of any loss recognized in the Exchange.

     Holders of Depositary Shares who actually or constructively own more than one percent of any class of PECO Energy stock are advised to consult their tax advisers as to the income tax consequences of exchanging Depositary Shares.

CLASSIFICATION OF PECO ENERGY CAPITAL AND THE TRUST

     In connection with the issuance of Preferred Trust Receipts, Ballard Spahr Andrews & Ingersoll will render its tax opinion to the effect that, under then current law and assuming full compliance with the terms of the Partnership Agreement and the Trust Agreement, (a) PECO Energy Capital will be classified for United States federal income tax purposes as a partnership and not as an association taxable as a corporation and (b) the Trust will be classified as a grantor trust and not as an association taxable as a corporation.

     As a consequence, each Securityholder will be considered the owner of a pro rata portion of the Series B Preferred Securities held by the Trust. As a further consequence, each Securityholder will be required to include in gross income his pro rata share of the income accrued on the Series B Subordinated Debentures held by PECO Energy Capital and allocated to the Trust. Such income should not exceed distributions received by the Securityholders on the Preferred Trust Receipts except in limited circumstances described under "-- Potential Extension of Payment Period." No portion of such income will be eligible for the dividends received deduction.

ACCRUAL OF ORIGINAL ISSUE DISCOUNT AND PREMIUM

     The underlying Series B Subordinated Debentures will be considered to have been issued with "original issue discount." PECO Energy Capital will be required to include original issue discount on the Series B Subordinated Debentures in income as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash distributions on the Preferred Trust Receipts. Each Securityholder, including a taxpayer who otherwise uses the cash method of accounting, will be required to include his pro rata share of such original issue discount allocated to the Trust. Generally, all of a Securityholder's taxable interest income with respect to the Series B Subordinated Debentures will be accounted for by PECO Energy Capital as "original issue discount" and actual distributions of stated interest will not be separately reported as taxable income. So long as the interest payment period is not extended, cash distributions received by an initial Securityholder for any monthly interest period (assuming no disposition prior to the record date for such distribution) will equal or exceed the sum of the daily accruals of income for such interest period, unless the issue price of the underlying Series B Subordinated Debentures (as defined below) is less than $25.

     The total amount of "original issue discount" on the underlying Series B Subordinated Debentures will equal the difference between the "issue price" of the Series B Subordinated Debentures and their "stated redemption price at maturity." Because PECO Energy has the right to extend the interest payment period of the Series B Subordinated Debentures, all of the stated interest payments on the Series B Subordinated Debentures will be includible in determining their "stated redemption price at maturity." The "issue price" of each $25 principal amount of the Series B Subordinated Debentures will be equal to the fair market value of the Depositary Shares on the Exchange Date, which may be more or less than $25, with the result that the total amount of original issue discount on the underlying Series B Subordinated Debentures may be more or less than the amount of stated interest payable with respect thereto.

POTENTIAL EXTENSION OF PAYMENT PERIOD

     Securityholders will continue to accrue original issue discount with respect to their pro rata share of the underlying Series B Subordinated Debentures during an extended interest payment period, and any Securityholders who dispose of Preferred Trust Receipts prior to the record date for the payment of Distributions following such extended interest payment period will not receive from the Trust any cash related thereto.

     Under the terms of the Indenture, PECO Energy will be permitted to extend the interest payment period on the Series B Subordinated Debentures up to 60 consecutive months. In the event that PECO Energy exercises this right, PECO Energy may not declare dividends on any of its capital stock during such extended interest period. PECO Energy currently believes that the extension of an interest payment period is unlikely. In the event that the interest payment period is extended, PECO Energy Capital will continue to accrue income, generally equal to the amount of the interest payment due at the end of the extended payment period, over the length of the extended interest payment period.

     Accrued income will be allocated, but not distributed, to Securityholders of record on the 15th day of each calendar month. As a result, owners of Preferred Trust Receipts during an extended interest payment period will be required to include interest in gross income in advance of the receipt of cash, and any such Securityholders who dispose of Preferred Trust Receipts prior to the record date for the payment of Distributions following such extended interest payment period will include interest in gross income but will not receive any cash related thereto from the Trust. The tax basis of a Series B Preferred Security will be increased by the amount of any interest that is included in income without a receipt of cash, and will be decreased again when and if such cash is subsequently received from PECO Energy and distributed by PECO Energy Capital and the Trust. The subsequent receipt or distribution of such cash will not be included in gross income.

TREATMENT OF THE PAYMENT OF THE ADDITIONAL DISTRIBUTION

     The Additional Distribution payable on the first monthly Distribution date for the Preferred Trust Receipts should be treated as a dividend for United States federal income tax purposes.

DISPOSITION OF THE PREFERRED TRUST RECEIPTS

     Gain or loss will be recognized on a sale, including a redemption for cash, of Preferred Trust Receipts in an amount equal to the difference between the amount realized and the Securityholder's tax basis in his pro rata share of Series B Preferred Securities represented by such Preferred Trust Receipts. Gain or loss recognized by a Securityholder on the sale or exchange of Preferred Trust Receipts held for more than one year generally will be taxable as long-term capital gain or loss.

PENNSYLVANIA TAX CONSIDERATIONS

     In the opinion of Ballard Spahr Andrews & Ingersoll, the Preferred Trust Receipts are exempt from existing personal property taxes in Pennsylvania.

UNITED STATES ALIEN HOLDERS

     For purposes of this discussion, a "United States Alien Holder" is any holder or beneficial owner who or which is (a) a nonresident alien individual or
(b) a foreign corporation, partnership, estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of a Series B Preferred Security.

     Under present United States federal income tax law, subject to the discussion below with respect to backup withholding:

          (i) Payments by the Trust or any of its paying agents to any United States Alien Holder will not be subject to United States withholding tax provided that (a) the beneficial owner of the Preferred Trust Receipt does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of PECO Energy, (b) the beneficial owner of the Preferred Trust Receipt is not a controlled foreign corporation that is related to PECO Energy through stock ownership, and (c) either (A) the beneficial owner of the Preferred Trust Receipt certifies to the Trust or its agent, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (B) the holder of the Preferred Trust Receipt is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), and such holder certifies to the Trust or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; and

          (ii) a United States Alien Holder of a Preferred Trust Receipt will not be subject to United States federal income or withholding tax on any gain realized on the Exchange or on the sale or exchange of a Preferred Trust Receipt unless such person is present in the United States for 183 days or more in the taxable year of sale and such person has a "tax home" in the United States or certain other requirements are met.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments to noncorporate United States holders of the proceeds of the sale of the Preferred Trust Receipts within the United States and "backup withholding" at a rate of 31% will apply to such payments if the seller fails to provide a correct taxpayer identification number.

     Payments of the proceeds from the sale by a United States Alien Holder of Preferred Securities made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that, if the broker is a United States person, a controlled foreign corporation for United States federal tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payment. Payments of the proceeds from the sale of Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the Series B Preferred Securities and the Preferred Trust Receipts will be passed upon for PECO Energy Capital and the Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to PECO Energy Capital. The validity of the Series B Guarantee and the Series B Subordinated Debentures will be passed upon on behalf of PECO Energy by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania. Certain legal matters will be passed upon on behalf of the Dealer Manager by Drinker Biddle & Reath, Philadelphia, Pennsylvania, counsel to the Dealer Manager. Ballard Spahr Andrews & Ingersoll and Drinker Biddle & Reath, will rely on Richards, Layton & Finger, P.A. as to certain matters of Delaware law.

                                    EXPERTS

     The consolidated financial statements and schedules of PECO Energy incorporated by reference in this Offering Circular/Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, for the periods indicated in their report thereon which is included in the Annual Report on Form 10-K for the year ended December 31, 1994. The consolidated financial statements and schedules audited by Coopers & Lybrand L.L.P. have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

     Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates representing Depositary Shares and any other required documents should be sent by each Holder of Depositary Shares or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses as set forth below:

                             THE EXCHANGE AGENT IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                   By Hand or Overnight Courier in New York:
                    First Chicago Trust Company of New York
                                 14 Wall Street
                             Tenders and Exchanges
                        8th Floor -- Suite 4680 -- PECO
                            New York, New York 10005

                                    By Mail:
                   (registered or certified mail recommended)
                    First Chicago Trust Company of New York
                             Tenders and Exchanges
                               Suite 4660 -- PECO
                                 P.O. Box 2559
                       Jersey City, New Jersey 07303-2559

                           By Facsimile Transmission
                       (For Eligible Institutions Only):
                             (201) 222-4720 or 4721

         Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                                 (201) 222-4707

                           The Information Agent is:
                            Georgeson & Company Inc.
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   ALL OTHERS CALL TOLL-FREE: (800) 223-2064

     Any questions or requests for assistance or additional copies of this Offering Circular/Prospectus, the Letter of Transmittal or for copies of the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     PECO Energy's Bylaws provide that PECO Energy is obligated to indemnify directors and officers and other persons designated by the Board of Directors against any liability including any damage, judgment, amount paid in settlement, fine, penalty, cost or expense (including, without limitation, attorneys' fees and disbursements) incurred in connection with any proceeding. The Bylaws provide that no indemnification shall be made where the act or failure to act giving rise to the claim for indemnification is determined by arbitration or otherwise to have constituted willful misconduct or recklessness or attributable to receipt from PECO Energy of a personal benefit to which the recipient is not legally entitled.

     Section 518 of the Pennsylvania Business Corporation Law of 1988 provides that indemnification pursuant to a bylaw may be granted for any action taken or any failure to take any action, absent a court determination of willful misconduct or recklessness, and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law.

     Pursuant to the Pennsylvania Business Corporation Law of 1988, PECO Energy's Bylaws provide that directors generally will not be liable for monetary damages in any action whether brought by shareholders directly or in the right of PECO Energy or by third parties unless they fail in the good faith performance of their duties as fiduciaries (the standard of care established by the Pennsylvania Business Corporation Law of 1988), and such failure constitutes self-dealing, willful misconduct or recklessness.

     Pursuant to the Partnership Agreement, to the fullest extent permitted by applicable law, PECO Energy Capital shall indemnify and hold harmless the General Partner or any Special Representative, any affiliate of the General Partner or any Special Representative or any officers, directors, shareholders, partners, employees, representatives or agents of the General Partner or any Special Representative, or any employee or agent of PECO Energy Capital or its affiliates (each, an "Indemnified Person") from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of PECO Energy Capital and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by the Partnership Agreement, except that no Indemnified Person shall be indemnified for any loss, claim or damage incurred by reason of the Indemnified Persons's gross negligence, willful misconduct or fraud; provided, however, that any such indemnity shall be provided out of and to the extent of PECO Energy Capital's assets only, and no General Partner or limited partner (collectively, "Partners"), any affiliate of a Partner or any officers, directors, shareholders, partners, employees, representatives or agents of a Partner or its respective affiliates, or any employee or agent of PECO Energy Capital or its affiliates or any Special Representative shall have any personal liability on account thereof. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by PECO Energy Capital prior to the final disposition of such claim, demand, action, suit or proceeding pursuant to an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified.

     PECO Energy has purchased directors' and officers' liability insurance.

ITEM 21.  EXHIBITS

EXHIBIT
NUMBERS
- -------
1-1        Form of Dealer Manager Agreement*.
3-1        Amended and Restated Articles of Incorporation of PECO Energy (incorporated by reference to Exhibit 3-1 of PECO Energy's 1993 Annual Report on Form 10-K, File No.
           1-1401).
3-2        Bylaws of PECO Energy, adopted February 26, 1990 and amended January 24, 1994
           (incorporated by reference to Exhibit 3-2 of PECO Energy's 1993 Annual Report on
           Form 10-K, File No. 1-1401).
3-3        Certificate of Limited Partnership of PECO Energy Capital, L.P. (incorporated by reference to Registration Statement Nos. 33-53785 and 33-53785-01).
4-1        Amended and Restated Limited Partnership Agreement of PECO Energy Capital
           (incorporated by reference to Exhibit 10-7 of PECO Energy's 1994 Annual Report on
           Form 10-K,
           File No. 1-1401).
4-2        Amendment to Amended and Restated Limited Partnership Agreement of PECO Energy
           Capital.
4-3        Form of Action of General Partner creating Series B Preferred Securities.
4-4        Form of Series B Preferred Security Certificate (included in Exhibit 4-1 above).
4-5        Subordinated Debenture Indenture (incorporated by reference to Exhibit 4-5 of PECO
           Energy's 1994 Annual Report on Form 10-K, File No. 1-1401).
4-6        Form of Series B Subordinated Debenture (included in Exhibit 4-7 below).
4-7        Form of First Supplemental Indenture.
4-8        Form of Certificate of Trust.
4-9        Form of Trust Agreement.
4-10       Form of Certificate Representing the Preferred Trust Receipts (included in Exhibit
           4-9 above).
4-11       Form of Payment and Guarantee Agreement.
5-1        Opinion of Ballard Spahr Andrews & Ingersoll relating to the legality of the Series
           B Subordinated Debentures and Series B Guarantees, including consent.*
5-2        Opinion of Richards, Layton & Finger, P.A., relating to the legality of the
           Preferred Trust Receipts, including consent.*
8          Opinion of Ballard Spahr Andrews & Ingersoll as to tax matters.*
12-1       Computations of PECO Energy's Ratio of Earnings to Fixed Charges and Ratio of
           Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements for
           the years ended December 31, 1990-1994 and for the three months ended March 31,
           1994 and March 31, 1995 (incorporated by reference to Exhibits 12-1 and 12-2, respectively, of PECO Energy's 1994 Annual Report on Form 10-K, File No. 1-1401 and
           PECO Energy's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and March 31, 1995).
13         PECO Energy's Annual Report on Form 10-K for the fiscal year ended December 31,
           1994 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1995
           (incorporated by reference, File No. 1-1401).
21         List of Subsidiaries of PECO Energy.
23-1       Consent of Independent Accountants.
23-2       Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5-1).

- ---------------

* To be filed by amendment.

EXHIBIT
NUMBERS
- -------
23-3       Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5-2).
24         Powers of Attorney.
25         Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
           Meridian Trust Company, as Trustee under the First Supplemental Indenture.
99-1       Proposed Form of Letter of Transmittal.
99-2       Proposed Form of Notice of Guaranteed Delivery.
99-3       Proposed Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
           Other Nominees.
99-4       Proposed Form of Letter to Clients.*
99-5       Form of Exchange Agent Agreement.
99-6       Form of Information Agent Agreement.
99-7       Form of Newspaper Announcement.
99-8       Press Release.
99-9       Proposed Form of Letter to Holders of $7.96 Cumulative Preferred Stock.

- ---------------
* To be filed by amendment.

ITEM 22.  UNDERTAKINGS

     (1) The undersigned registrants hereby undertake:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, PECO Energy Capital, L.P., has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Philadelphia, Pennsylvania, on the 5th of July, 1995.

                                          PECO Energy Capital, L.P.

                                          By: PECO Energy Capital Corp.,
                                            its general partner

                                          By: /s/        J.B. MITCHELL

                                            ------------------------------------
                                                       J.B. Mitchell
                                                         President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                  SIGNATURE                                  TITLE                     DATE
- ---------------------------------------------  ----------------------------------  -------------

           /s/               J.B.              President and Director (Principal   July 5, 1995
                   MITCHELL                    Executive Officer and Principal
- ---------------------------------------------  Financial and Accounting Officer)
                J.B. Mitchell

            /s/              K.G.              Director                            July 5, 1995
                   LAWRENCE
- ---------------------------------------------
                K.G. Lawrence

           /s/               N.E.              Director                            July 5, 1995
                    DESCANO
- ---------------------------------------------
                N.E. Descano

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, PECO Energy Company, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Philadelphia, Commonwealth of Pennsylvania, on the 5th of July, 1995.

                                          PECO Energy Company

                                          By: /s/     J.F. PAQUETTE, JR.

                                            ------------------------------------
                                                     J.F. Paquette, Jr.
                                                   Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                  SIGNATURE                                  TITLE                     DATE
- ---------------------------------------------  ----------------------------------  -------------

       /s/             J.F. PAQUETTE,          Chairman of the Board and Director  July 5, 1995
                      JR.
- ---------------------------------------------
             J.F. Paquette, Jr.

        /s/            C.A. MCNEILL,           President and Director              July 5, 1995
                      JR.                      (Principal Executive Officer)
- ---------------------------------------------
              C.A. McNeill, Jr.

            /s/              K.G.              Senior Vice President -- Finance    July 5, 1995
                   LAWRENCE                    and Chief Financial Officer
- ---------------------------------------------  (Principal Financial and
                K.G. Lawrence                  Accounting Officer)

     This registration statement has also been signed by C.A. McNeill, Jr., Attorney-in-Fact, on behalf of the following Directors on the date indicated:

            Susan W. Catherwood                              Joseph C. Ladd
            M. Walter D'Alessio                              Edithe J. Levit
            Richard G. Gilmore                               Kinnaird R. McKee
            Richard H. Glanton                               Joseph J. McLaughlin
            James A. Hagen                                   John M. Palms
            Nelson G. Harris                                 Ronald Rubin
                                                             Robert Subin

By: /s/      C.A. MCNEILL, JR.

    ----------------------------------
            C.A. McNeill, Jr.,
             Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                        DESCRIPTION
- ------    ------------------------------------------------------------------------------------
1-1       Form of Dealer Manager Agreement*.
3-1       Amended and Restated Articles of Incorporation of PECO Energy (incorporated by reference to Exhibit 3-1 of PECO Energy's 1993 Annual Report on Form 10-K, File No.
          1-1401).
3-2       Bylaws of PECO Energy, adopted February 26, 1990 and amended January 24, 1994
          (incorporated by reference to Exhibit 3-2 of PECO Energy's 1993 Annual Report on
          Form 10-K, File No. 1-1401).
3-3       Certificate of Limited Partnership of PECO Energy Capital, L.P. (incorporated by reference to Registration Statement Nos. 33-53785 and 33-53785-01).
4-1       Amended and Restated Limited Partnership Agreement of PECO Energy Capital
          (incorporated by reference to Exhibit 10-7 of PECO Energy's 1994 Annual Report on
          Form 10-K,
          File No. 1-1401).
4-2       Amendment to Amended and Restated Limited Partnership Agreement of PECO Energy
          Capital.
4-3       Form of Action of General Partner creating Series B Preferred Securities.
4-4       Form of Series B Preferred Security Certificate (included in Exhibit 4-1 above).
4-5       Subordinated Debenture Indenture (incorporated by reference to Exhibit 4-5 of PECO
          Energy's 1994 Annual Report on Form 10-K, File No. 1-1401).
4-6       Form of Series B Subordinated Debenture (included in Exhibit 4-7 below).
4-7       Form of First Supplemental Indenture.
4-8       Form of Certificate of Trust.
4-9       Form of Trust Agreement.
4-10      Form of Certificate Representing the Preferred Trust Receipts (included in Exhibit
          4-9 above).
4-11      Form of Payment and Guarantee Agreement.
5-1       Opinion of Ballard Spahr Andrews & Ingersoll relating to the legality of the Series
          B Subordinated Debentures and Series B Guarantees, including consent.*
5-2       Opinion of Richards, Layton & Finger, P.A., relating to the legality of the
          Preferred Trust Receipts, including consent.*
8         Opinion of Ballard Spahr Andrews & Ingersoll as to tax matters.*
12-1      Computations of PECO Energy's Ratio of Earnings to Fixed Charges and Ratio of
          Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements for the
          years ended December 31, 1990-1994 and for the three months ended March 31, 1994 and
          March 31, 1995 (incorporated by reference to Exhibits 12-1 and 12-2, respectively, of PECO Energy's 1994 Annual Report on Form 10-K, File No. 1-1401 and PECO Energy's
          Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and March 31,
          1995).
13        PECO Energy's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (incorporated by reference, File No. 1-1401).
21        List of Subsidiaries of PECO Energy.
23-1      Consent of Independent Accountants.
23-2      Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5-1).

- ---------------
* To be filed by amendment.

EXHIBIT
NUMBER                                        DESCRIPTION
- ------    ------------------------------------------------------------------------------------
23-3      Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5-2).
24        Powers of Attorney.
25        Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
          Meridian Trust Company, as Trustee under the First Supplemental Indenture.
99-1      Proposed Form of Letter of Transmittal.
99-2      Proposed Form of Notice of Guaranteed Delivery.
99-3      Proposed Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
          Other Nominees.
99-4      Proposed Form of Letter to Clients.*
99-5      Form of Exchange Agent Agreement.
99-6      Form of Information Agent Agreement.
99-7      Form of Newspaper Announcement.
99-8      Press Release.
99-9      Proposed Form of Letter to Holders of $7.96 Cumulative Preferred Stock.

- ---------------
* To be filed by amendment.